Exhibit 2.1

Execution Version

INVESTMENT AND CONTRIBUTION AGREEMENT

BETWEEN:

KKR Alberta Midstream Inc.

AND

SemCanada II, L.P.

AND

SemCAMS Midstream ULC

MADE THE 9th DAY OF JANUARY, 2019

- i -

- ii -

SCHEDULES*

Schedule “A”	—	Form of Unanimous Shareholder Agreement
Schedule “B”	—	Form of SemGroup Contribution Agreement
Schedule “C”	—	Form of KKR Contribution Agreement
Schedule “D”	—	Form of Services Agreement
Schedule “E”	—	Form of SemGroup Performance Guarantee
Schedule “F”	—	Disclosure Schedule
Schedule “G”	—	Dispute Resolution Procedure
Schedule “H”	—	Net Value Adjustment Example
Schedule “I”	—	Initial Approved Annual Budget

*	Omitted. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

- iii -

INVESTMENT AND CONTRIBUTION AGREEMENT

THIS INVESTMENT AND CONTRIBUTION AGREEMENT is made the 9th day of January, 2019.

BETWEEN:

KKR Alberta Midstream Inc., a corporation incorporated under the laws of Alberta (“KKR”)

– and –

SemCanada II, L.P., a limited partnership formed under the laws of Oklahoma (“SemGroup”)

– and –

SemCAMS Midstream ULC, an unlimited liability corporation incorporated under the laws of Alberta (the “Corporation”)

WHEREAS the Corporation has been incorporated by SemGroup and KKR, for the purposes of, among other things, entering into the Share Purchase Agreement and consummating the transactions contemplated thereby;

AND WHEREAS, concurrently with the execution of this Agreement, the Corporation has entered into a Share Purchase Agreement, pursuant to which the Corporation has agreed to purchase the Meritage Shares at the Meritage Closing, subject to the conditions precedent set forth in the Share Purchase Agreement;

AND WHEREAS SemGroup is the registered and beneficial owner of 100% of the issued and outstanding shares of SemCAMS ULC (“SemCAMS”) (the foregoing referred to as the “Contributed Shares”);

AND WHEREAS SemGroup and KKR wish to set out their respective obligations in respect of the Contribution Transaction, which is to be consummated immediately prior to the Meritage Closing;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

For the purposes of this Agreement (including the recitals), unless the context otherwise requires, each of the following terms shall have the meaning given to it, as set out below, and grammatical variations of such term shall have a corresponding meaning:

(a)

“Abandonment and Reclamation Obligations” means the abandonment, closure, decommissioning, dismantling and removal of the SemCAMS Assets, including any structures, foundations, buildings, pipelines, facilities, equipment and other tangible depreciable property and assets, together with the restoration, remediation and reclamation of the lands on or in which any of the foregoing are or were located and any other lands used to gain access thereto all in accordance with generally accepted oil and gas industry practices and in compliance with Applicable Law;

(b)

“Accounting Records” means all of the books of account, accounting records and other financial information of SemCAMS (whether in written, printed, electronic or computer printout form, or stored electronically, digitally or on computer related media);

(c)

“Additional Transaction Expenses” means any additional amounts payable by the Corporation to Meritage under the Share Purchase Agreement in excess of $600,000,000, including Closing Date CAPEX Spend and Closing Date Working Capital (as such terms are defined in the Share Purchase Agreement), financing fees payable by the Corporation in connection with the Debt Financing, filing fees in connection with obtaining the Regulatory Approvals, the costs of the R&W Insurance and any other costs and expenses (including those of professional advisors) mutually agreed upon by KKR and SemGroup;

(d)	“AER” means the Alberta Energy Regulator, or any successor thereto having jurisdiction over the SemCAMS Assets or any of them and the operation thereof;

(e)

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with that other Person. For purposes of this definition and the definition of “Subsidiary”, a Person “controls” another Person if that Person possesses, directly or indirectly, the power to direct the management and policies of that other Person, whether through ownership of voting securities, by Contract or otherwise and “controlled by” and “under common control with” have similar meanings;

(f)	“Agreement” means this investment and contribution agreement and all attached schedules, as such may be amended, restated, modified or superseded from time to time in accordance with the terms hereof;

(g)	“Amalco” has the meaning given that term in Section 12.2(d);

(h)

“Anti-Bribery Laws” means anti-bribery and anti-corruption laws, regulations or ordinances applicable to a Person and its operations from time to time, including without limitation (i) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (ii) the United Kingdom Bribery Act, (iii) Corruption of Foreign Public Official Act (Canada) (iv) anti-bribery legislation promulgated by the European Union and implemented by its member states, and (v) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

(i)

“Anti-Money Laundering Laws” means anti-money laundering-related laws, regulations, and codes of practice applicable to a Person and its operations from time to time, including without limitation (i) the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and (iii) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada);

(j)

“Applicable Law” means all applicable common law and federal, provincial, municipal and local statutes, codes, ordinances, decrees, rules, regulations and by-laws and judicial, executive, arbitral, administrative, ministerial, departmental or regulatory judgments, decrees, orders, decisions, directives, rulings, awards, policies, requirements, standards and guidelines, at any time in force or effect;

(k)

“Assessment” means an audit, examination, investigation, assessment, reassessment, determination, Claim or other similar proceeding under the Tax Act, including any administrative or judicial proceeding;

(l)

“Authorization” means any authorization, approval, consent, concession, exemption, license, lease, grant, permit, franchise, right, privilege or no-action letter from any Governmental Authority having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s property or business and affairs (including any zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters;

(m)

“Benefit Plan” means any pension, retirement, deferred compensation, profit-sharing, registered retirement savings plan, savings, disability, medical, dental, health, life, death benefit, stock option, stock purchase, bonus, incentive, vacation entitlement and pay, change of control, termination and severance pay or other employee benefit plan, trust, arrangement, Contract, agreement, policy or commitment, whether funded or unfunded, insured or uninsured, written or oral, in each case (i) for the benefit of Employees or former employees, or current or former officers or directors of SemCAMS, or other Persons who are receiving or have received remuneration for work or services provided to SemCAMS, or in all cases any of their applicable spouses, dependents, survivors or beneficiaries, (ii) to which SemCAMS is a party or by which SemCAMS is bound or (iii) with respect to which SemCAMS has any Liability, but in all cases does not include plans or programs in which the Corporation is obligated to participate by Applicable Laws;

(n)

“Books and Records” means the Accounting Records and all other books, records, agreements, files and other information in any form relating to, but only to the extent they relate to, the SemCAMS Business or SemCAMS or the SemCAMS Assets (whether in written, printed, electronic or computer printout form, or stored electronically, digitally or on computer related media) and including (i) the title and operating documents pertaining to the SemCAMS Assets, (ii) the Tax returns of SemCAMS and other information and documents relating to Tax matters of SemCAMS, (iii) the minute books of SemCAMS, (iv) the corporate seals, if any, of SemCAMS, (v) land and right of way records, (vi) compliance records, (vii) operating records and (viii) operating and maintenance expenditures records, provided that “Books and Records” shall not include Excluded Privileged Communications;

(o)

“Business Day” means any day that commercial banks in Calgary, Alberta and New York City, New York are open for general banking business excluding a Saturday, Sunday or statutory holiday or any day generally observed as a holiday in Calgary, Alberta;

(p)

“Capex Forecast” means the forecast set out in Section 5.1(a)(xxiv) of the Disclosure Schedule of Capital Expenditures to be made by or on behalf of SemCAMS from and after January 1, 2019 in connection with the capital projects described therein;

(q)	“Capital Expenditure” means a “capital expenditure” as determined in accordance with GAAP applied in a manner consistent with the Financial Statements;

(r)	“Claim” means any claim, demand, lawsuit, action, proceeding, notice of non-compliance or violation, audit, order or direction, arbitration or governmental proceeding or investigation;

(s)	“Closing Certificates” means, collectively, the certificates delivered by each of SemGroup and KKR under Sections 4.2(a);

(t)	“Closing Steps” has the meaning given to that term in Section 4.1(b);

(u)	“Closing Time” means the time of the Contribution Closing, which shall occur immediately prior to the Meritage Closing;

(v)	“Common Shares” means the common shares which the Corporation is authorized to issue, having the rights, privileges, restriction and conditions set forth in the Corporation’s articles;

(w)

“Confidential Information” means all information, regardless of form, relating directly or indirectly to the Parties and their respective Affiliates, the terms of this Agreement and any other information heretofore or hereafter obtained by one Party from another Party in connection with any Contribution Document, but does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by the recipient of the information after the date of disclosure to such recipient by the disclosing party; or (b) is or becomes available to the recipient on a non-confidential basis;

(x)

“Consent” means any approval, consent, permit, waiver, ruling, exemption (other than one that does not require any action to be effective), acknowledgement or similar authorization from any Person other than SemCAMS and other than the Regulatory Approvals;

(y)	“Consideration Cash” means:

(i)	$645,600,000, plus

(ii)

an amount equal to the interest on $1,150,000,000 at the Interest Rate, calculated daily but not compounded for the period from (and including) the Effective Date to (but excluding) the date on which the Contribution Closing occurs, subject to adjustment in accordance with Sections 4.4(c)(iv)(B), 4.5 and 4.9;

(z)

“Contract” means, with respect to any Person, any contract, agreement, instrument or other legally binding commitment or arrangement to which such Person is a party or under which it has rights or obligations and includes authorizations for expenditure issued or approved by SemCAMS under any such contract, agreement, instrument or other legally binding commitment or arrangement;

(aa)	“Contributed Shares” has the meaning given to that term in the Recitals;

(bb)	“Contribution Agreements” means the KKR Contribution Agreement and the SemGroup Contribution Agreement;

(cc)	“Contribution Documents” means this Agreement, the Contribution Agreements and the Closing Certificates;

(dd)	“Contribution Closing” means the consummation of the Contribution Transaction;

(ee)

“Contribution Transaction” means the transactions contemplated by the Closing Steps, including the execution and delivery of the Transaction Documents and the making of the SemGroup Contribution and the KKR Contribution, all in accordance with this Agreement and the Transaction Documents;

(ff)	“CRA” means the Canada Revenue Agency;

(gg)	“Debt Commitment Letter” means the commitment letter dated as of January 9, 2019 between The Toronto-Dominion Bank, Canadian Imperial Bank of Commerce, Bank of Montreal and SemCAMS Midstream ULC;

(hh)	“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter;

(ii)	“Debt Financing Closing” means the closing of the Debt Financing pursuant to the Debt Commitment Letter;

(jj)	“Debt Instrument” means any bond, debenture, promissory note, trust indenture, loan agreement or other agreement evidencing indebtedness for borrowed money;

(kk)	“Designated Address” means Suite 2500, 450 — 1st Street S.W., Calgary, AB, T2P 5H1;

(ll)	“Disclosure Schedule” means the disclosure schedule of SemGroup attached hereto as Schedule “F”;

(mm)

“Dispute” means any dispute or controversy between the Parties arising out of, relating to, or connected with the interpretation or performance of the Contribution Documents (including any question regarding their existence, validity or termination) or in respect of any legal relationship derived from the Contribution Documents;

(nn)	“Dispute Resolution Procedure” means the procedure for resolving Disputes under the Contribution Documents and attached hereto as Schedule “G”;

(oo)	“Effective Date” has the meaning set forth in Section 4.4;

(pp)	“Employee” means an individual who is employed by SemCAMS on an express or implied contract of hire, whether on a full-time or part-time or temporary or indefinite basis;

(qq)

“Environment” means the components of the earth and includes ambient air, land, surface and sub-surface strata, groundwater, lake, river or other surface water, all layers of the atmosphere, all organic and inorganic matter and living organisms, and the interacting natural systems that include such components;

(rr)

“Environmental Liabilities” means all past, present and future Losses, Claims and other duties and obligations, whether arising under Contract, Applicable Laws or otherwise, arising from, relating to or associated with:

(i)	Abandonment and Reclamation Obligations;

(ii)

any damage, pollution, contamination or other adverse situations pertaining to the Environment howsoever and by whomsoever caused and regardless of whether such damage, pollution, contamination or other adverse situations arise in whole or in part prior to, at or subsequent to the date of this Agreement;

(iii)

the presence, storage, use, holding, collection, accumulation, assessment, generation, manufacture, processing, treatment, stabilization, disposition, handling, transportation, release, emission or discharge of Petroleum Substances, oilfield wastes, water, Hazardous Materials, environmental contaminants and all other substances and materials regulated under any Applicable Laws, including any forms of energy, or any corrosion to or deterioration of any structures or other property;

(iv)	the consequences of any non-compliance with, or violation or breach of, any Applicable Laws pertaining to the Environment or to the protection of the Environment;

(v)	sampling, monitoring or assessing the Environment as required by Applicable Laws or any potential impacts thereon from any past, present or future activities or operations; or

(vi)	the protection, reclamation, remediation or restoration of the Environment other than the Abandonment and Reclamation Obligations specified in (i),

that relate to or arise by virtue of the SemCAMS Assets or the ownership thereof or any past, present or future operations and activities conducted in connection with the SemCAMS Assets;

(ss)	“Escrow Agent” has the meaning given to that term in the Share Purchase Agreement;

(tt)	“Estimated Net Value Adjustment” has the meaning set forth in Section 4.5(b).

(uu)

“Excluded Privileged Communications” means any and all right, title or benefit to any privileged information, document, communication or other advice to the extent that it relates to the negotiation of the Contribution Transaction, and includes any Excluded Privileged Communications in which SemCAMS and SemGroup or any Affiliate of SemGroup (other than SemCAMS) have a common interest and any right to exercise or waive privilege over any Excluded Privileged Communications. Effective immediately prior to the Contribution Closing, SemCAMS shall be deemed to have irrevocably relinquished in favour of SemGroup all Excluded Privileged Communications (subject to SemCAMS’ right to assert solicitor-client privilege to prevent disclosure of Excluded Privileged Communications to a third party in the event of a dispute between the Corporation, SemCAMS and a third party after the Contribution Closing);

(vv)

“Export Control Laws” means the EC Regulation 428/2009 and the implementing laws and regulations of the EU member states; the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; and other similar export control laws or restrictions applicable to a Person from time to time.

(ww)

“Final Investment Decision” means the final investment decision made by the Corporation to proceed with the K3 Cogen Project, as approved by the shareholders of the Corporation by Extraordinary Resolution (as that term is defined in the Unanimous Shareholder Agreement);

(xx)	“Financial Statements” means the financial statements attached at Section 7.2(rr) of the Disclosure Schedule;

(yy)	“Financing Agreements” has the meaning given to that term in Section 5.4(a)(i);

(zz)

“Financing Sources” means the Third Party financial institutions providing the financing pursuant to the Debt Commitment Letter, their Affiliates and their respective directors, officers, agents, consultants, employees and representatives in such capacity;

(aaa)

“Fraud” means actual fraud by a Party (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction) with regard to the representations and warranties made by such Party in this Agreement (as qualified by the Disclosure Schedule), which involves a knowing and intentional misrepresentation by such Party of such representations or a knowing and intentional concealment of facts with respect to such representations, with the intent of inducing any other Party to enter into this Agreement and upon which such other Party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, recklessness, negligent misrepresentation or a similar theory) under Applicable Law;

(bbb)	“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

(ccc)	“Governmental Authority” means, in respect of any Person, property, operation, transaction or other matter or circumstance, any:

(i)	governmental entity or authority of any nature, including any governmental ministry, agency, branch, department or official, and any court, regulatory board or other Tribunal; or

(ii)	individual or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature (including any stock exchange);

having jurisdiction or power over any such Person, property, operation, transaction or other matter or circumstance;

(ddd)

“Hazardous Materials” means any Petroleum Substances, contaminants, pollutants, hazardous, corrosive or toxic substances, flammable materials, explosive materials, radioactive materials, microwaves, waste, urea formaldehyde, asbestos materials, hydrocarbon contaminants, noxious substances, compounds known as chlorobiphenyls, deleterious substances, special wastes, dangerous goods or substances and any other substances or materials that are identified or described in, or defined by, any Applicable Law as being substances or materials the storage, manufacture, disposal, treatment, generation, use, transportation or remediation of which, or release of which into or concentration of which in the Environment, is prohibited, controlled, regulated or licensed by any Governmental Authority or under any Applicable Laws;

(eee)	“Indebtedness” means, with respect to SemCAMS, whether or not contingent and without duplication:

(i)	any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money;

(ii)	any indebtedness evidenced by any Debt Instrument;

(iii)	any indebtedness for the deferred purchase price of properties or services with respect to which SemCAMS is liable (as obligor or otherwise);

(iv)	any earn-out obligations, purchase price adjustment obligations, purchase price holdbacks, non-competition payments and similar obligations in respect of any past acquisitions or divestitures;

(v)

any obligations under capitalized leases with respect to which the SemCAMS is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations SemCAMS assures a creditor against loss;

(vi)

any Liabilities by which SemCAMS assured a creditor against loss, including letters of credit, performance bonds, bankers acceptances or similar obligations, in each case, only to the extent drawn upon or payable;

(vii)

any Liabilities for net accumulated benefit obligations related to underfunded Employee pension plans, retirement allowance plans, Benefit Plans, and any other long-term pension plans, as determined in accordance with GAAP;

(viii)

any Liabilities for deferred compensation and severance obligations (including the employer portion of any payroll, employment or similar Taxes incurred with respect to such deferred compensation and severance obligations);

(ix)	any Liabilities under sale leaseback transactions which do not create a Liability on the balance sheet of SemCAMS under GAAP, synthetic leases,

off-balance sheet loans or similar off-balance sheet financing products where the transaction is considered indebtedness for borrowed money for federal income tax purposes but is classified as an operating expense in accordance with GAAP for financial reporting purposes;

(x)	any Liabilities under any insurance financing agreement (including any premium financing agreement), other than any insurance obtained for the purposes of this Agreement;

(xi)	any indebtedness, Liabilities or other obligations referred to in subsections (i) through (x) of this definition that have been guaranteed by SemCAMS; and

(xii)

all indebtedness or obligations of the types referred to in the preceding subsections (i) through (x) of any other Person secured by any Lien on any SemCAMS Assets owned or purchased by SemCAMS (including indebtedness arising under conditional sales or other title retention agreements but not including the Permitted Liens to be discharged as contemplated by this Agreement), even though SemCAMS has not assumed or otherwise become liable for the payment thereof; provided that the amount of any such indebtedness or obligations shall equal the lesser of (A) the fair market value of the SemCAMS Assets provided as security and (B) the amount of such indebtedness or obligations.

For purposes of calculating Indebtedness outstanding as at a particular time, all interest, prepayment penalties, premiums, indemnities, bankers’ acceptances and consent fees, “breakage” costs, “break fees” or similar payments or contractual charges and other fees and expenses (if any) which would be payable if the Indebtedness were paid in full shall be treated as Indebtedness.

(fff)	“Indemnified Party” has the meaning given to that term in Section 10.6(a);

(ggg)	“Indemnified Person” means any Person entitled to indemnification under Article 10 of this Agreement;

(hhh)	“Indemnifying Party” has the meaning given to that term in Section 10.6(a);

(iii)	“Indemnity Claim” has the meaning given to that term in Section 10.6(a);

(jjj)

“Intellectual Property” means any and all proprietary or industrial rights provided under patent law, copyright law, trade-mark law, design patent or industrial design law, semi-conductor chip, layout, architecture, topology or mask work law, trade secret law or any other Applicable Law that provides a right in intellectual property or the expression or use of intellectual property and the goodwill associated therewith or symbolized thereby, and any applications, registration or any other evidence of a right in any of the foregoing;

(kkk)	“Interest Rate” means, for any day, the “WSJ Prime Rate” published by The Wall Street Journal (print edition) from time to time plus 1.5%;

(lll)	“K3 Additional Contribution” has the meaning given to that term in Section 4.9(a);

(mmm)	“K3 Adjustment Cash” has the meaning given to that term in Section 4.9(c);

(nnn)

“K3 Cogen Facility” means the proposed natural gas open cycle cogeneration project for the generation, sale and purchase of steam and power to, and located at, the Kaybob South Plant No. 3 and the related project agreements and supply agreements to be entered into with TransAlta Corporation or one of its Affiliates;

(ooo)

“KKR Contribution” means the capital contribution of $785,600,000, in cash, to be made by KKR to the Corporation at the Contribution Closing pursuant to the KKR Contribution Agreement, in exchange for 485,600,000 Common Shares and 300,000 Preferred Shares subject to adjustment in accordance with Section 4.5;

(ppp)	“KKR Contribution Agreement” has the meaning given to that term in Section 4.1(b)(iv);

(qqq)

“KKR Deposit Amount” means the $29,400,000 contributed by KKR to the Corporation concurrently with, or promptly after, the execution of this Agreement which, at the direction of the Corporation, was paid by KKR to the Escrow Agent and which constitutes 49% of the SPA Deposit (and in respect of which KKR was or shall be issued 29,400,000 Common Shares);

(rrr)	“KKR Indemnitees” means KKR, KKR’s Affiliates and any of their respective Representatives;

(sss)

“Labour Dispute” means a strike, lock-out, work-to-rule or similar job action, whether or not lawful, by or involving any group of Employees or labour union or employee association representing any group of Employees;

(ttt)

“Liabilities” or, individually, “Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person;

(uuu)

“Lien” means any lien, mortgage, charge, pledge, hypothecation, security interest, assignment, option, conditional sale, warrant, lease, sublease, easement, restrictive covenant, title retention agreement, statutory or deemed trust, adverse claim or other encumbrance of any kind, which secures payment or performance of an obligation or otherwise affects the right, title or interest in or to any particular property;

(vvv)

“Loss” or “Losses” means all losses, costs, expenses, interest, charges, Assessments, damages, Liabilities, obligations, fines and penalties, including all reasonable costs incurred in investigating, defending or negotiating the settlement or resolution of any Claim or threatened Claim and specifically including reasonable legal and other professional fees and expenses on a “solicitor and his own client” or comparable basis, regardless of whether the foregoing arise in, under or by virtue of common law, in equity, under Applicable Laws, under Contract, negligence, strict liability, breach of duty or otherwise;

(a)

“Material Adverse Effect” means any change, circumstance, development, condition, occurrence or effect which has been, or would be reasonably expected to be, individually or in the aggregate, materially adverse to: (x) the SemCAMS Assets, SemCAMS Business, financial condition or results of operations of SemCAMS (taken as a whole); or (y) the ability of SemGroup or SemCAMS to consummate timely the Contribution Transaction, other than, in the case of clause (x), any such changes, circumstances, developments, conditions, occurrences or effects that are related to, or arise as a result of, or are attributable to:

(i)	general economic or political conditions, events, changes or circumstances, including any change in interest rates, exchange rates, commodity prices, electricity prices or fuel costs;

(ii)	conditions, events, changes or circumstances generally affecting the industry in which SemCAMS carries on business;

(iii)	the entering into of this Agreement or the announcement thereof;

(iv)	changes to or prospective changes to Applicable Laws or accounting standards or the interpretation or enforcement thereof;

(v)

any change resulting or arising from Employee departures, whether such departures result from the announcement of the Contribution Transaction, this Agreement, the transactions contemplated by the Share Purchase Agreement or otherwise;

(vi)

any failure by SemCAMS to achieve any published or internally prepared budgets, projections, predictions, estimates, plans or forecasts of revenue, earnings or other financial performance measures or operating statistics (it being agreed that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred or exists, except for causes that are otherwise listed in subsections (i)-(v), inclusive, and (vii)-(viii) inclusive);

(vii)	the taking of any action by SemGroup or SemCAMS required by this Agreement or consented to or requested by KKR in writing; and

(viii)

the failure to take any action by SemCAMS where: (A) such action is prohibited by this Agreement; (B) permission to take such action has been requested by SemGroup in writing and not consented to by KKR; or (C) such failure has been consented to or requested by KKR in writing;

(www)	“Material Contract” has the meaning given to that term in Section 7.2(vvv);

(xxx)	“Meritage” means Meritage Midstream Services III, LP;

(yyy)	“Meritage Closing” means the closing of the purchase of the Meritage Shares by the Corporation pursuant to the Share Purchase Agreement;

(zzz)	“Meritage ULC” means Meritage Midstream ULC;

(aaaa)	“Meritage Shares” means “Shares”, as that term is defined in the Share Purchase Agreement;

(bbbb)

“Net Value Adjustment” means, as of any given time, current assets less current liabilities, prepared in accordance with GAAP and historical practice, adjusted for the items summarized in Schedule “H”, calculated in a manner consistent with the example calculation of such amount as of September 30, 2018 shown in Schedule “H”;

(cccc)	“Notice of Claim” has the meaning given to that term in Section 10.6(a);

(dddd)	“Outside Date” has the meaning given to that term in the Share Purchase Agreement;

(eeee)	“Parties” means KKR, SemGroup, and the Corporation, and “Party” means any of them;

(ffff)

“Permits” means all permits, licences, registrations, Consents, authorizations, approvals, privileges, waivers, exemptions, orders, certificates, rulings, agreements and other concessions from, of or with any Governmental Authority required to carry on the SemCAMS Business as now being carried on;

(gggg)	“Permitted Liens” means:

(i)

Liens for Taxes, Assessments and governmental charges that are not due and payable or delinquent or that are being contested in good faith by appropriate proceedings, provided that reasonable reserves have been established in accordance with GAAP by SemCAMS with respect to such contest;

(ii)

Liens incurred or created in the ordinary course of business as security in favour of Person that is conducting the development or operation of the property to which such Liens relate and that are not due and payable or delinquent or that are being contested in good faith by appropriate proceedings, provided that reasonable reserves have been established in accordance with GAAP by SemCAMS with respect to such contest;

(iii)

mechanics’, builders’, materialmen’s or other similar Liens in respect of services rendered or goods supplied for which payment is not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings, provided that reasonable reserves have been established in accordance with GAAP by SemCAMS with respect to such contest;

(iv)

easements, rights of way, servitudes and other similar rights in land, including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables, provided such easements, rights of way, servitudes and other similar rights do not individually or in the aggregate materially and adversely interfere with or impact the conduct of the SemCAMS Business;

(v)

the right reserved to or vested in any municipality or Governmental Authority (A) by the terms of any lease, license, franchise, grant or Permit or by any provision of Applicable Laws, to terminate any such lease, license, franchise, grant or Permit or to require annual or other periodic payments as a condition of the continuance thereof or (B) under Applicable Laws to issue regulations regarding zoning, land use, building codes and similar matters with respect to the SemCAMS Assets;

(vi)	the terms and conditions of the title and operating documents pertaining to the ownership, use, and operation of the SemCAMS Assets, provided that such documents have been disclosed to KKR; and

(vii)

all Liens, obligations, duties, terms and conditions identified or set forth in Section 1.1(gggg) of the Disclosure Schedule or specifically consented to or approved in writing by KKR after execution of this Agreement;

(hhhh)

“Permitted Matters” means (i) the Required Transactions, (ii) the transactions, actions and steps described in Article 4 and (iii) the transactions, actions and steps described in Section 5.1(b) of the Disclosure Schedule, and matters reasonably required to give effect to items (i) and (ii) set forth in this definition;

(iiii)	“Permitted Payments” means any of the following payments:

(i)	any payment expressly contemplated under or pursuant to, or that is required to be made in order to comply with or implement, any of the Transaction Documents or the Share Purchase Agreement;

(ii)	any payment reflected, provided or reserved for in the Financial Statements;

(iii)	any payment made on arm’s length commercial terms in the ordinary course of business;

(iv)

any payment made or agreed to be made by or on behalf of SemCAMS in respect of services provided to SemCAMS by SemGroup or any of its Affiliates under any agreement or arrangement in the ordinary and usual course of business provided such terms have been disclosed to KKR before the date of this Agreement (which shall be deemed to include charges and payments from and after the Effective Date made on the same terms as are set out in the Services Agreement); or

(v)	any payment made with the prior written consent of KKR;

(jjjj)

“Person” means any individual, body corporate, unlimited liability corporation, limited liability company, partnership, limited partnership, limited liability partnership, sole proprietorship, firm, joint stock company, joint venture, trust, unincorporated association, unincorporated organization, syndicate, Governmental Authority and any other entity or organization of any nature whatsoever, whether or not a legal entity;

(kkkk)

“Petroleum Substances” means crude oil, natural gas, natural gas liquids and other related hydrocarbons and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including sulphur and coalbed methane;

(llll)	“Policies” has the meaning given to that term in Section 5.2;

(mmmm)	“Post-Closing Period” means any taxable period beginning on or after the Closing Time;

(nnnn)	“Preferred Shares” means the Preferred Shares which the Corporation is authorized to issue, having the rights, privileges, restriction and conditions set forth in the Corporation’s articles;

(oooo)	“Principal” means SemGroup or KKR, as the context requires;

(pppp)	“R&W Insurance Policy” has the meaning given to that term in Section 10.4;

(qqqq)	“Real Property Interests” means interests in real property (including fee simple interests, surface leases, easements and rights of way);

(rrrr)	“Regulatory Approvals” has the meaning given to that term in the Share Purchase Agreement;

(ssss)

“Release” means the historic or current intermittent, gradual or spontaneous release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the Environment, whether accidental or intentional;

(tttt)	“Representatives” means, with respect to a Party, its Affiliates, and their respective directors, officers, employees, representatives, agents and professional advisors;

(uuuu)

“Required Transactions” means the transactions, actions and steps described in Section 5.6 of the Disclosure Schedule (provided that the transaction, action or step described in paragraph 5 of Section 5.6 of the Disclosure Schedule shall only be a “Required Transaction” to the extent SemGroup actually undertakes such transaction, action or step);

(vvvv)

“Sanctioned Person” means a Person that is (a) the subject of Sanctions, (b) located in or organised under the laws of a country or territory which is the subject of country- or territory-wide Sanctions (including without limitation Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region), or (c) majority-owned or controlled by any of the foregoing;

(wwww)

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) other similar governmental bodies with regulatory authority over a Person from time to time;

(xxxx)	“Section 116 Certificate” means a certificate issued by the Minister of National Revenue (Canada) under subsection 116(2) of the Tax Act in connection with the SemGroup Contribution;

(yyyy)	“SemCAMS” has the meaning given to that term in the Recitals;

(zzzz)

“SemCAMS Assets” means all properties and assets of SemCAMS of every kind and description (whether real, person, tangible or intangible) wherever located and includes the SemCAMS Major Facilities and Equipment;

(aaaaa)

“SemCAMS Business” means the business presently carried on by SemCAMS, including acquiring, developing, constructing and operating oil and gas midstream infrastructure, including gas gathering pipelines and gas processing facilities in Alberta;

(bbbbb)	“SemCAMS Major Facilities and Equipment” means those pipelines, central delivery batteries, plants and other facilities and major equipment listed on Section 7.2(u) of the Disclosure Schedule;

(ccccc)

“SemGroup Contribution” means the sale of the Contributed Shares to be made by SemGroup to the Corporation at the Contribution Closing pursuant to the SemGroup Contribution Agreement in exchange for 505,400,000 Common Shares, the Special Share, the SemGroup Note and an amount equal to the Consideration Cash (less the face value of the SemGroup Note), consisting of SemGroup’s entire right, title, estate and interest in and to the Contributed Shares;

(ddddd)	“SemGroup Contribution Agreement” has the meaning given to that term in Section 4.1(b)(iii);

(eeeee)

“SemGroup Deposit Amount” means the $30,600,000 contributed by SemGroup to the Corporation concurrently with, or promptly after, the execution of this Agreement which, at the direction of the Corporation, was paid by SemGroup to the Escrow Agent and which constitutes 51% of the SPA Deposit (and in respect of which SemGroup was or shall be issued 30,600,000 Common Shares);

(fffff)	“SemGroup Indemnitees” means SemGroup, SemGroup’s Affiliates, and any of their respective Representatives;

(ggggg)

“SemGroup Note” means a promissory note in the principal amount of Consideration Cash (excluding the K3 Adjustment Cash and any post-closing adjustments to the Consideration Cash contemplated herein), issued by the Corporation to SemGroup as partial consideration for the SemGroup Contribution bearing interest at the Interest Rate;

(hhhhh)

“SemGroup Performance Guarantee” means a guarantee to be executed by SemGroup Corporation and delivered to the Corporation at the Contribution Closing in respect of the obligations of SemGroup under Section 4.8, such guarantee to be in the form attached hereto as Schedule “E”.

(iiiii)	“Services Agreement” has the meaning given to that term in Section 4.1(b)(ii);

(jjjjj)	“Share Purchase Agreement” means the Share Purchase Agreement dated the date hereof between the Corporation and Meritage, providing for the purchase of the Meritage Shares by the Corporation;

(kkkkk)

“SPA Deposit” means the deposit in the aggregate amount of $60,000,000 payable by the Corporation to the Escrow Agent in respect of the purchase price for the Meritage Shares pursuant to the Share Purchase Agreement;

(lllll)	“Special Share” means the special share which the Corporation is authorized to issue, having the rights, privileges, restriction and conditions set forth in the Corporation’s articles;

(mmmmm)	“Subsidiary” means, with respect to any Person, any other Person which is controlled directly or indirectly by that Person;

(nnnnn)

“Tax” or “Taxes” means (i) all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind levied, assessed, imposed or collected by any Governmental Authority under any applicable Tax legislation, including those levied on, or measured by, or referred to as, gross income, net income, gross receipts, capital, goods and services, harmonized sales, sales, use, consumption, excise, value-added, ad valorem, real property, personal property, transfer, land transfer, property transfer, severance, stamp, business, royalty, capital gains, licence, profits, windfall profits, environmental, employment, occupation, premium, franchise, withholding, payroll or employer health taxes, customs, import, anti-dumping or countervailing duties, contributions or premiums in respect of any Governmental Authority pension plans, employment insurance premiums, and provincial workers’ compensation payments, (ii) any interest, penalties, fines and additions to the amounts in (i) above, (ii) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty , deficiency, or fee, and (iv) any Liability for any of the foregoing as a transferee, successor, guarantor, or by Contract or by operation of law;

(ooooo)	“Tax Act” means the Income Tax Act (Canada), as amended from time to time;

(ppppp)

“Tax Legislation” means the Tax Act and all federal, provincial, state, territorial, municipal, or other foreign statutes imposing a Tax, including all treaties, conventions. case law, interpretation bulletins, circulars and releases, rules, regulations, orders, and decrees of any jurisdiction;

(qqqqq)

“Tax Returns” means all reports, elections, returns, declarations, designations, notices, filings, forms and statements (whether in tangible, electronic or other form), including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed under the provisions of any Tax Legislation;

(rrrrr)	“Third Party” means any Person other than the Parties and their Affiliates (including the Corporation and its respective Subsidiaries);

(sssss)	“Third Party Claim” has the meaning given to that term in Section 10.6(a);

(ttttt)	“Transaction Documents” means:

(i)	the Unanimous Shareholder Agreement;

(ii)	the SemGroup Contribution Agreement;

(iii)	the KKR Contribution Agreement;

(iv)	the Closing Certificates;

(v)	the Services Agreement;

(vi)	the SemGroup Performance Guarantee; and

(vii)

such other agreements, documents and other instruments that are reasonably required to be delivered at the Contribution Closing in order to effect the Contribution Transaction or that the Parties agree shall be delivered at the Contribution Closing;

(uuuuu)	“Tribunal” means any court (including a court of equity), arbitrator or arbitration panel, or any Governmental Authority or other body exercising adjudicative, judicial or quasi-judicial powers;

(vvvvv)	“Unanimous Shareholder Agreement” means a unanimous shareholder agreement in the form of Schedule “A”; and

(wwwww)	“Working Capital Statement” has the meaning given to that term in Section 4.6.

1.2	Rules of Interpretation

In this Agreement, unless otherwise specifically provided or unless the context otherwise requires:

(a)

the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to a “Section” or “Schedule” followed by a number or letter refer to the specified Section of or Schedule to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	references to a Party in this Agreement mean the Party or its successors or permitted assigns;

(e)	the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”;

(f)	words in the singular include the plural and vice versa and words in a particular gender include all genders;

(g)

any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(h)

whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day;

(i)

references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; and

(j)

references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to.

1.3	Currency

All references in this Agreement to currency or to “$”, unless otherwise expressly indicated, shall be to Canadian dollars.

1.4	Form of Payment

All payments to be made pursuant to this Agreement shall be made in immediately releasable Canadian funds and shall be made by wire transfer to the account designated in writing by the receiving Party.

1.5	Time of Essence

Time shall be of the essence of this Agreement.

1.6	Construction

This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not apply to the construction or interpretation of this Agreement.

1.7	SemGroup’s Knowledge

In this Agreement, where any representation, warranty or covenant of SemGroup is expressly qualified by reference to the stated knowledge of SemGroup and/or SemCAMS, such knowledge consists only of the actual knowledge of Tim O’Sullivan, Alisa Perkins, Matt Coakley, Tom Sell, Dave Gosse, Chris Dutcher, Leanne Campbell, Mel Bereta, Greg Bosch, Heather Jones, and Benjamin Migneault and does not include knowledge, information or belief and awareness of any other Person or any constructive or imputed knowledge.

1.8	KKR’s Knowledge

In this Agreement, where any representation, warranty or covenant of KKR is expressly qualified by reference to the stated knowledge of KKR, such knowledge consists only of the actual knowledge of Brandon Freiman, Paul Workman and Chris Van Decker, and does not include knowledge, information or belief and awareness of any other Person or any constructive or imputed knowledge.

1.9	Schedules

(a)	Attached to and forming part of this Agreement are the following Schedules:

Schedule “A”	—	Form of Unanimous Shareholder Agreement
Schedule “B”	—	Form of SemGroup Contribution Agreement
Schedule “C”	—	Form of KKR Contribution Agreement
Schedule “D”	—	Form of Services Agreement
Schedule “E”	—	Form of SemGroup Performance Guarantee
Schedule “F”	—	Disclosure Schedule
Schedule “G”	—	Dispute Resolution Procedure
Schedule “H”	—	Net Value Adjustment Example
Schedule “I”	—	Initial Approved Annual Budget

Wherever any term or condition, express or implied, of any schedule conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail to the extent of the conflict.

(b)

The inclusion of information in the Disclosure Schedule shall not be an admission or acknowledgment that such information therein is required to be set out in the Disclosure Schedule, that such items are material, that such items have had, or would reasonably be expected to have, a Material Adverse Effect or that such items are within or outside of the ordinary course of business of SemCAMS. Furthermore, the inclusion in the Disclosure Schedule of information or the exclusion of information from the Disclosure Schedule will not establish any level of materiality for purposes of this Agreement.

(c)

The headings, if any, of the individual sections of the Disclosure Schedule are inserted for convenience only and do not affect the construction or interpretation of this Agreement. The Disclosure Schedule are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Disclosure Schedule as disclosure relating to, or as an exception to, any particular representation or warranty or covenant will be deemed adequately disclosed as disclosure or as an exception with respect to all other representations or warranties or covenants to the extent that it is readily apparent from the text of such disclosure that it is relevant to such other representations or warranties or covenants.

(d)

The information and statements contained in the Disclosure Schedule are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or agreements of SemGroup.

ARTICLE 2

THE CORPORATION

2.1	Incorporation of the Corporation

The Corporation has been incorporated by SemGroup and KKR for the purposes of, among other things, entering into the Share Purchase Agreement and consummating the transactions contemplated thereby.

2.2	Limitation on the Corporation’s Business

Until the Closing Time, the Corporation shall not (and KKR and SemGroup shall not permit the Corporation to) carry on any business other than the execution and delivery of this Agreement, the Share Purchase Agreement, the Debt Commitment Letter and any ancillary agreements, documents and other instruments, and any other actions necessary in order to consummate the transactions contemplated by this Agreement, the Debt Commitment Letter and the Share Purchase Agreement.

2.3	Governance

Until the Closing Time, (a) the board of directors of the Corporation shall be comprised of one director nominated by SemGroup and one director nominated by KKR, (b) all decisions and actions to be taken by the Corporation shall be approved by the unanimous approval of the directors, and (c) each of SemGroup and KKR shall (to the extent within its control) cause the Corporation to comply with its obligations under this Agreement. Each of SemGroup and KKR shall vote or cause to be voted the shares of the Corporation directly or indirectly owned by them in such a way as to fully implement the foregoing and the terms and conditions of this Agreement.

ARTICLE 3

SHARE PURCHASE AGREEMENT

3.1	Share Purchase Agreement

(a)	The Parties acknowledge that, concurrently with the execution of this Agreement, the Corporation has entered into the Share Purchase Agreement and the Debt Commitment Letter.

(b)

Each of KKR and SemGroup shall (to the extent within its control) cause the Corporation to use its commercially reasonable efforts to consummate the Meritage Closing as soon as reasonably practicable after the date of this Agreement on the terms described in the Share Purchase Agreement, which shall include (to the extent within its control) causing the Corporation to: (i) maintain in full force and effect the Share Purchase Agreement; (ii) comply with the obligations of the Corporation under the Share Purchase Agreement; (iii) satisfy on a timely basis all conditions in the Share Purchase Agreement that are within its control; and (iv) fully enforce the Corporation’s rights under the Share Purchase Agreement, in each case unless otherwise agreed to in writing by KKR and SemGroup. If the conditions to the

Meritage Closing have been satisfied (other than those conditions which by their nature are to be satisfied by the Corporation at the Meritage Closing), each of KKR and SemGroup shall (to the extent within its control) cause the Corporation to consummate the Meritage Closing substantially concurrently with the Contribution Closing and the Debt Financing Closing as contemplated by Article 4.

(c)

The Corporation shall provide to KKR and SemGroup prompt notice of: (i) any breach or threatened breach by any party of the Share Purchase Agreement of which the Corporation becomes aware; (ii) any termination or threatened termination of the Share Purchase Agreement; and (iii) any material dispute or disagreement between or among any parties to the Share Purchase Agreement. As soon as reasonably practicable, KKR and SemGroup shall provide any information reasonably requested by any Party and that is reasonably available to KKR or SemGroup, as applicable, relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. Each Party shall keep the other Parties informed on a reasonably current basis and in reasonable detail of all material developments concerning the status of the Meritage Closing and provide such other Parties with copies of the information and documentation available to them as shall be reasonably requested by such other Parties for purposes of monitoring the progress of the Meritage Closing. No Party shall permit any amendment, modification or supplement to be made to, or any waiver of, any provision or remedy under the Share Purchase Agreement, without the prior written consent of each other Party.

3.2	Payment of SPA Deposit

(a)

The Parties acknowledge that: (i) concurrently with, or promptly after, the execution of the Share Purchase Agreement, SemGroup and KKR, respectively, have paid, or shall pay within the timeframe contemplated by the terms thereof, the SemGroup Deposit Amount and the KKR Deposit Amount to the Escrow Agent on account of the Corporation’s obligation to pay the SPA Deposit pursuant to the Share Purchase Agreement; and (ii) such payments were made, or shall be made, on the direction of the Corporation and constitute, or shall constitute, capital contributions to the Corporation by KKR and SemGroup, respectively, in respect of which each Party was, or shall be, issued one (1) Common Share for each $1.00 of contribution it made.

(b)

Subject to Sections 3.2(c) and 3.2(d), if the Meritage Closing does not occur and the SPA Deposit is returned (in whole or in part) to the Corporation, any amount of the SPA Deposit received by the Corporation (including any interest earned on the SPA Deposit while held by the Escrow Agent) shall forthwith be returned to KKR and SemGroup by way of return of capital to the extent possible and then by way of a dividend of 51% such amount to SemGroup and 49% of such amount to KKR, in their respective capacities as holders of Common Shares. If, for any reason, KKR or SemGroup is in receipt of any amounts in excess of that which it would otherwise be entitled to pursuant to the foregoing sentence, it shall forthwith make the necessary payments to the other of them such that each of them shall have received their pro rata entitlements to the amount of the SPA Deposit and interest earned on the SPA Deposit while held by the Escrow Agent returned to the Corporation.

(c)

In the event that the Meritage Closing does not occur as a result of a breach by KKR of its representations, warranties or covenants under this Agreement (including circumstances where SemGroup does not complete the Contribution Closing because the conditions set forth in Section 6.1 or 6.3 are not satisfied as a result of a breach by KKR of its representations, warranties or covenants under this Agreement), and all or a portion of the SPA Deposit is retained by Meritage pursuant to the Share Purchase Agreement, KKR shall pay to SemGroup an amount equal to the SemGroup Deposit Amount as liquidated damages and not as a penalty as a result of the Meritage Closing and the Contribution Closing not occurring. The remedy set forth in the immediately preceding sentence shall be the sole and exclusive remedy of any Party against KKR in the event of termination of this Agreement.

(d)

In the event that the Meritage Closing does not occur as a result of a breach by SemGroup of its representations, warranties or covenants under this Agreement (including circumstances where KKR does not complete the Contribution Closing because the conditions set forth in Section 6.1 or 6.2 are not satisfied as a result of a breach by SemGroup of its representations, warranties or covenants under this Agreement), and all or a portion of the SPA Deposit is retained by Meritage pursuant to the Share Purchase Agreement, SemGroup shall pay to KKR an amount equal to the KKR Deposit Amount as liquidated damages and not as a penalty as a result of the Meritage Closing and the Contribution Closing not occurring. The remedy set forth in the immediately preceding sentence shall be the sole and exclusive remedy of any Party against SemGroup in the event of termination of this Agreement.

(e)

In the event that the Meritage Closing does not occur as a result of circumstances such that a payment is required under both of Sections 3.2(c) and 3.2(d), then neither SemGroup nor KKR shall be entitled to claim for damages. For greater certainty, in such circumstances, Section 3.2(b) would continue to apply to the return of all or any part of the SPA Deposit to the Corporation.

(f)

Except as a result of a breach of this Agreement, in no event shall the Corporation or any other Party be liable to KKR or SemGroup for any interest on the KKR Deposit Amount or the SemGroup Deposit Amount, respectively, or for any amount of the SPA Deposit not returned by Meritage.

(g)	The obligations of the Parties in this Section 3.2 shall survive termination of this Agreement.

ARTICLE 4

CONTRIBUTION TRANSACTION

4.1	Contribution Closing

(a)

Unless otherwise agreed upon in writing by the Parties, subject to the satisfaction or waiver of each of the conditions to the Contribution Closing set forth in Section 6.1, the Contribution Closing shall take place at the Closing Time at the offices of SemGroup’s legal counsel, Osler, Hoskin & Harcourt LLP, at Suite 2500, TransCanada Tower, 450 — 1st Street S.W., Calgary, Alberta, Canada.

(b)

Subject to the other terms and conditions of this Agreement, the applicable Parties shall complete, or cause to be completed, the following steps in the following sequence (collectively, the “Closing Steps”) at the Closing Time:

(i)	KKR, SemGroup and the Corporation shall execute and deliver the Unanimous Shareholder Agreement in the form attached hereto as Schedule “A”;

(ii)

the Corporation shall execute and deliver and SemGroup shall cause SemGroup Corporation to execute and deliver a services agreement in the form attached hereto as Schedule “D” (the “Services Agreement”) made effective as of the Effective Date;

(iii)	SemGroup shall complete the SemGroup Contribution to the Corporation in exchange for:

(A)

505,400,000 Common Shares, subject to adjustment pursuant to Sections 4.5 and 4.9, which Common Shares, together with the Common Shares issued to SemGroup in connection with the funding of the SPA Deposit, constitute 51% of the Common Shares of the Corporation;

(B)	one (1) Special Share; and

(C)	the SemGroup Note;

pursuant to a contribution agreement (the “SemGroup Contribution Agreement”) executed and delivered by SemGroup and the Corporation in the form attached hereto as Schedule “B”;

(iv)	KKR shall complete the KKR Contribution to the Corporation in exchange for:

(A)

485,600,000 Common Shares, subject to adjustment pursuant to Section 4.5 and 4.9, which Common Shares, together with the Common Shares issued to KKR in connection with the funding of the SPA Deposit, constitute 49% of the Common Shares of the Corporation; and

(B)	300,000 Preferred Shares;

pursuant to a contribution agreement (the “KKR Contribution Agreement”) executed and delivered by KKR and the Corporation in the form attached hereto as Schedule “C”; and

(v)	the Parties shall execute and deliver the remaining Transaction Documents.

(c)

At the Contribution Closing the Corporation will pay a transaction fee equal to 2.00% of the purchase price for the Preferred Shares (such transaction fee being $6,000,000), payable by direct payment to KKR or an Affiliate thereof (as directed by KKR); provided that a portion of such transaction fee may be structured as a placement fee paid directly by the Corporation to a broker-dealer Affiliate of KKR.

(d)

Each of the Closing Steps is an integral part of the Contribution Transaction and the Contribution Closing shall not occur unless and until all such steps have been completed in the manner and sequence described in Section 4.1.

(e)

The forms of the Transaction Documents that are scheduled hereto have been agreed to by the Parties and contain the final terms and conditions of such Transaction Documents. The forms of the Transaction Documents that are scheduled hereto are executable by the parties thereto, subject only to completion of the bulleted or square bracketed information that remain outstanding in such forms.

4.2	Additional Closing Deliveries

(a)

In addition to the other Transaction Documents to which it is a party, at the Contribution Closing, (i) SemGroup shall deliver to each of the other Parties a certificate of SemGroup, signed by a duly authorized officer of SemGroup and dated the date of the Contribution Closing, certifying the matters set forth in Section 6.2, (ii) SemGroup shall deliver to each of the other Parties a certificate of SemGroup, signed by a duly authorized officer of SemGroup and dated the date of the Contribution Closing, containing a statement as to the number of additional Contribution Shares issued after execution of this Agreement, the issuance date thereof and consideration received by SemCAMS therefor, and (iii) KKR shall deliver to each of the other Parties a certificate of KKR, signed by a duly authorized officer of KKR and dated the date of the Contribution Closing, certifying the matters set forth in Section 6.3.

(b)

Whether before, at or after the Closing Time, the Parties shall execute and deliver all such further documents and instruments and do all such further acts and things as may be reasonably required to effectively carry out or better evidence the implementation of the Closing Steps.

4.3	Debt Financing Closing and Meritage Closing

Subject to the satisfaction or waiver of each of the conditions to the Debt Financing Closing and the Meritage Closing, as set forth in the Share Purchase Agreement, the Debt Commitment Letter and the Financing Agreements, as applicable, the Corporation shall take all action necessary to consummate the Debt Financing Closing and the Meritage Closing substantially concurrently with the Contribution Closing.

4.4	Effective Date Arrangements

(a)	The economic effective date for purposes of the Contribution Closing shall be January 1, 2019 (the “Effective Date”).

(b)	Except for:

(i)	any Permitted Payments;

(ii)	transactions related to the Required Transactions that do not directly or indirectly remove any amount, benefit or value from SemCAMS, or result in any liability of SemCAMS for Taxes; and

(iii)

any transactions, payments or distributions described in subparagraphs (iv) to (xv) below that directly or indirectly remove any amount, benefit or value from SemCAMS, or result in any liability of SemCAMS for Taxes, including those related to the Required Transactions, in respect of which SemGroup makes or causes repayment in respect thereof (including on account of any liability of SemCAMS for Taxes) in accordance with Section 4.4(c),

SemGroup covenants and undertakes to KKR that during the period from, and including, the Effective Date to the Closing Time:

(iv)

no management charge or service fee has been or will be levied by SemGroup or any of its Affiliates against SemCAMS and there has not been and will not be a payment of any management charge or fee from SemCAMS to SemGroup or any of its Affiliates;

(v)	no amount has been or will be paid by SemCAMS to or on behalf of SemGroup or any of its Affiliates as part of any cash pooling arrangements;

(vi)	no dividend or other distribution of profits or assets has been or will be declared, paid or made by SemCAMS to SemGroup or any of its Affiliates;

(vii)	no repayment of Indebtedness owing by SemCAMS to SemGroup or any of its Affiliates has been or will be made by SemCAMS;

(viii)	no investment, advance or other transfer of funds or assets in exchange for equity or debt has been or will be made by SemCAMS in or to SemGroup or any of its Affiliates;

(ix)	no waiver or discounting by SemCAMS of any amount owed to SemCAMS by SemGroup or any of its Affiliates has or will be made;

(x)

no costs, fees or expenses (including advisory fees, retentions, loyalty or transaction bonuses or similar) of SemCAMS, SemGroup or any of its Affiliates relating to the Contribution Transaction or the other transactions contemplated by this Agreement have been or will be paid or incurred, or have been or will be agreed to be paid or incurred, by SemCAMS;

(xi)

no transactions with SemGroup or any of its Affiliates on non-arm’s length terms (including transfers of assets to SemGroup or any of its Affiliates at below fair market value or acquisitions of assets from SemGroup or any of its Affiliates above fair market value) shall be made;

(xii)	no assumptions of liability (whether actual or contingent), including any liability for Taxes, by SemCAMS on behalf of SemGroup or any of its Affiliates shall be made;

(xiii)

no contributions or other payments have been or will be made by SemCAMS to or in connection with the Benefit Plans disclosed in Section 7.2(ttt) of the Disclosure Schedule, other than routine employer contributions payable in the ordinary course of the SemCAMS Business;

(xiv)

neither SemGroup nor any of its Affiliates has made or entered into, or will make or enter into, any agreement or arrangement to do any of the matters referred to in the foregoing subparagraphs (iv) through (xiii) of this Section 4.4 (b); and

(xv)

SemCAMS shall not incur any Tax in relation to any of the matters referred to in the foregoing subparagraphs (iv) through (xiv) of this Section 4.4(b) or in relation to any of the Required Transactions.

(c)	To the extent that any of the matters in subparagraphs (iv) through (xv) of Section 4.4(b) occur:

(i)

SemGroup shall promptly provide written notice thereof to KKR, which notice shall include a description of the transaction, the type and amount of amount, benefit, value or Taxes involved and the plan for repayment in accordance with paragraph (ii) below, together with such additional information as may reasonably be requested by KKR;

(ii)

SemGroup shall pay to SemCAMS or the Corporation (on a dollar-for-dollar basis) in cash an amount equal to all amounts, benefits or values removed from SemCAMS in respect thereof, or all Taxes for which

SemCAMS has become liable, as applicable, together with interest on each relevant amount at the Interest Rate from and including the date on which the relevant amount, value or benefit was received by SemGroup or its Affiliate, or SemCAMS became liable for the relevant Taxes, as applicable, until (but excluding) the date of payment in full to SemCAMS or the Corporation, as applicable, under this Section 4.4(c); and

(iii)	SemGroup shall promptly provide to KKR reasonable evidence of repayment of the amounts referenced in paragraph (ii) above.

Notwithstanding any other provision of this Agreement:

(iv)	unless subparagraph (v) below applies, any amount payable by SemGroup to SemCAMS or the Corporation under subparagraph (ii) above shall:

(A)	if paid prior to the Closing Time, be paid as a contribution by SemGroup to SemCAMS in exchange for additional Contributed Shares;

(B)

if paid at the Closing Time, be paid by way of a deduction to the Consideration Cash (and, to the fullest extent permitted under Applicable Laws, for all purposes (including tax purposes), the Parties shall treat same as an adjustment to the purchase price paid by the Corporation in exchange for the SemGroup Contribution, effective as of the date of the Contribution Closing);

(C)	if paid after the Closing Time, be paid to the Corporation as an indemnity payment, and Sections 10.13 and 10.14 shall apply to such payment, mutatis mutandis; or

(v)

any amounts reimbursed to SemCAMS in respect of withholding tax liability or remittances of SemCAMS pursuant to the Required Transactions shall be treated as a reimbursement and not a contribution in exchange for additional Contributed Shares.

A claim under this Section 4.4(c) shall be the sole remedy available to the Corporation and KKR as a result of, or in relation to, a breach by SemGroup of Section 4.4(b).

(d)

For the purposes of this Section 4.4, value shall be deemed to have been removed from SemCAMS if and to the extent that SemCAMS repays Indebtedness owing by it to SemGroup or any of its Affiliates using cash.

4.5	Adjustments to the KKR Contribution and Consideration Cash

(a)

The KKR Contribution and the Consideration Cash amount shall be increased by 49% of the amount of any capital contributions made by SemGroup to SemCAMS from and after the Effective Date until the receipt of the Regulatory Approvals

(excluding any refunds, reimbursements or other payments made pursuant to Section 4.4(c)) plus an amount equal to the interest on such portion of such capital contribution at the Interest Rate, calculated daily but not compounded for the period from (and including) the date such contribution was made to (but excluding) the date on which the Contribution Closing occurs. SemGroup shall promptly provide written notice of any such capital contribution to KKR, which notice shall include a description of the amount of such capital contribution, proposed use of proceeds and the number of Contributed Shares issued in respect thereof. The number of Common Shares to be issued to KKR and SemGroup at the Contribution Closing shall be correspondingly adjusted (provided that no adjustment shall be made in respect of any amount paid on account of interest), having regard to the principle that each of SemGroup and KKR are to be issued Common Shares on a $1.00 per share basis for the net value contributed by each of them, respectively.

(b)

The KKR Contribution and the Consideration Cash shall be: (i) increased by 49% of the amount, if any, by which the Net Value Adjustment as of December 31, 2018 exceeds zero dollars; or (ii) decreased by 49% of the amount, if any, by which the Net Value Adjustment as of December 31, 2018 is less than zero dollars, provided that the foregoing adjustments shall be based on the Net Value Adjustment set forth in the Working Capital Statement as prepared and delivered by SemGroup pursuant to Section 4.6 (such amount, the “Estimated Net Value Adjustment”). The number of Common Shares to be issued to KKR and SemGroup at the Contribution Closing shall be correspondingly adjusted, having regard to the principle that each of SemGroup and KKR are to be issued Common Shares on a $1.00 per share basis for the net value contributed by each of them, respectively.

(c)	Within five (5) Business Days after the date on which the amounts specified in the Working Capital Statement are finally determined pursuant to Section 4.7:

(i)

if the Net Value Adjustment specified in the Working Capital Statement as finally determined pursuant to Section 4.7 is less than the Estimated Net Value Adjustment, SemGroup shall pay or cause to be paid to the Corporation by wire transfer of immediately available funds an amount equal to the difference as a decrease in respect of the Consideration Cash; and

(ii)

if the Net Value Adjustment specified in the Working Capital Statement as finally determined pursuant to Section 4.7 is greater than the Estimated Net Value Adjustment, the Corporation shall pay or cause to be paid to SemGroup by wire transfer of immediately available funds an amount equal to the difference as an increase in respect of the Consideration Cash.

(d)

The Parties shall work together in good faith to assess and agree upon whether to fund the Additional Transaction Expenses payable by the Corporation at the Closing Time by increasing the amount drawn on debt facilities at the Debt Financing Closing or through additional equity contributions by KKR and SemGroup to the Corporation. In the event that the Parties are unable to reach agreement by the Closing Time, to the extent that the Corporation requires additional funding in order to pay the Additional Transaction Expenses, such funding will be provided by way of additional equity contributions by KKR and SemGroup to the Corporation at the Contribution Closing. In either case, (i) the KKR Contribution shall be increased by 49% of the amount, if any, of the aggregate amount of the Additional Transaction Expenses that will be funded by shareholder contributions (and KKR shall be issued one (1) Common Share for each $1.00 of contribution so made by it), and (ii) the Consideration Cash shall be decreased by 51% of the amount, if any, of the aggregate amount of the Additional Transaction Expenses that will be funded by shareholder contributions (and SemGroup shall be issued one (1) Common Share for each $1.00 of contribution so made by it). Unless otherwise agreed by Extraordinary Resolution (as defined in the Unanimous Shareholder Agreement), any Additional Transaction Expenses payable after the Closing Time will be funded through debt facilities available to the Corporation.

4.6	Working Capital Statement

(a)

As soon as practicable and in any event no later than February 15, 2019, SemGroup shall prepare and deliver to KKR a statement which includes calculations of the Net Value Adjustment as of December 31, 2018, based on actual amounts, and any required adjustment to the KKR Contribution and the Consideration Cash in accordance with Section 4.5 (the “Working Capital Statement”). Each amount included in the Working Capital Statement shall be calculated in accordance with this Agreement and be accompanied by reasonable supporting detail to evidence SemGroup’s calculations, explanations and assumptions for the calculation of such amounts.

(b)

Following receipt of the Working Capital Statement, KKR will have thirty (30) days to review it (the “Review Period”). During the Review Period, SemGroup shall assist KKR in reviewing and verifying the Working Capital Statement and make any revisions thereto reasonably required as a result of such review and shall ensure that KKR and its Representatives are given full access, upon every reasonable request, to the supporting documentation of SemGroup prepared in connection with the preparation of the Working Capital Statement to verify the accuracy, presentation and other matters relating to the preparation of the Working Capital Statement, and to enable KKR to exercise its rights under Section 4.7.

(c)

SemGroup and KKR shall each bear their own fees and expenses, including the fees and expenses of their respective accountants, in preparing or reviewing, as the case may be, the Working Capital Statement. If a dispute regarding the Working Capital Statement is submitted for determination to the Independent Accountant under Section 4.7, the fees and expenses of the Parties and the Independent Accountant will be paid in accordance with Section 4.7.

4.7	Acceptance or Dispute of the Working Capital Statement

(a)

Following receipt of the Working Capital Statement as contemplated by Section 4.6, if KKR objects in good faith to any item on the Working Capital Statement, KKR shall so notify SemGroup delivering to SemGroup a written Notice to that effect (the “Notice of Objection”) prior to the end of the Review Period. The Notice of Objection must set out the reasons for KKR’s objection, each item and amount in dispute and reasonable details of the calculation of that amount. If KKR does not object to any item of the Working Capital Statement, KKR may so notify SemGroup by delivering a written Notice to that effect (the “Notice of Acceptance”).

(b)

If KKR does not deliver a Notice of Objection or Notice of Acceptance to SemGroup prior to the end of the Review Period, KKR will be deemed to have delivered a Notice of Acceptance to SemGroup the last day of the Review Period and the Working Capital Statement will be deemed to be final and binding for purposes of the payments referred to in Section 4.5. For greater certainty, no Party may attempt to dispute, recover, recoup, duplicate or adjust any amount which that Party is required to pay or entitled to receive as a result of the payments referred to in Section 4.5 by making a Claim for Losses under Article 10.

(c)

If KKR delivers a Notice of Objection, the Parties shall work expeditiously and in good faith to resolve all of the items in dispute set out in the Notice of Objection within thirty (30) days following delivery of the Notice of Objection. Any items in dispute (and only such items) that are not resolved by the end of that thirty (30) day period will be submitted by the Parties for determination to an independent accounting firm mutually agreed to by the Parties or, if the Parties are unable to agree on the independent accounting firm within a further three (3) Business Days, to PricewaterhouseCoopers in their Calgary, Alberta offices. In making its determination, the selected accounting firm (the “Independent Accountant”) will act as expert and not as arbitrator, must only consider the items in dispute submitted to it, and must make all reasonable efforts to determine the items in dispute no later than twenty (20) Business Days of the matter being submitted to the Independent Accountant. Each Party’s submissions to the Independent Accountant shall be made in writing and delivered to the Independent Accountant (with simultaneous copy to the other Party) within ten (10) Business Days of the matter being submitted to the Independent Accountant. There shall be no ex parte communications between a Party, on the one hand, and the Independent Accountant, on the other hand, relating to those matters in dispute, other than the initial written submissions by each Party of their respective positions on the matters in dispute and written answers by a Party to written questions from the Independent Accountant, with simultaneous copies to each Party. With respect to each disputed line item, the Independent Accountant’s determination, if not in accordance with the position of one of the Parties, shall not be in excess of the highest nor less than the lowest of the amounts advocated in any Notice of Objection or in the Working Capital Statement with respect to such disputed line item. The determination of the Independent Accountant will be final and binding upon the Parties and will not be subject to appeal, absent manifest error, and the calculations of the Net Value Adjustment, the adjusted KKR Contribution and the adjusted Consideration Cash as determined by the Independent Accountant will be final and binding for purposes of the payments referred to in Section 4.5. For greater certainty, no Party may appeal a determination made by the Independent Accountant or attempt to dispute, recover, recoup, duplicate or adjust any amount which that Party is required to pay or entitled to receive as a result of that determination or the payments referred to in Section 4.5 by making a Claim for Losses under Article 10. The Independent Accountant, in its sole and absolute discretion, shall determine the proportion of its fees and expenses to be paid by SemGroup, on the one hand, and KKR, on the other hand, based primarily on the degree to which the Independent Accountant has accepted the positions of the respective Parties in relation to the disputed matters.

(d)

Notwithstanding Article 11, the procedure set out in this Section 4.7 for resolving disputes with respect to the Working Capital Statement is the sole and exclusive method of resolving those disputes, absent manifest error or Fraud. However, this Section 4.7 will not:

(i)	prohibit a Party from commencing litigation to compel specific performance of this Section 4.7 or to enforce the determination of the Independent Accountant; or

(ii)

prohibit a Party from exercising its rights under Article 11, if the basis of the dispute could also entitle that Party to make a Claim for Losses under Article 10 and (a) that Claim is not discovered until after the delivery of the Working Capital Statement under Section 4.6 that Claim involves the Fraudulent act of the other Party.

4.8	Section 116 Compliance

(a)

Provided that the Contribution Closing occurs, SemGroup shall be liable for and, as a separate and independent covenant, agrees to defend, indemnify and hold harmless and release the KKR Indemnitees and the Corporation from and against, any Taxes due and owing by, and all Taxes imposed on or incurred by, SemGroup pursuant to section 116 of the Tax Act resulting from the completion of the Required Transactions and the Contribution Transaction (“SemGroup Taxes”), including any liability imposed or that may be imposed upon the KKR Indemnitees or the Corporation or both pursuant to section 116 of the Tax Act in connection therewith, including any interest or penalties that arise in connection with a failure to withhold and remit SemGroup Taxes within the timeframe prescribed by section 116(5) of the Tax Act or within the timeframe indicated by the CRA in circumstances where a comfort letter has previously been provided that extended the timeframe prescribed by section 116(5) of the Tax Act. Any payment made by SemGroup in respect of the foregoing shall not give rise to any financial or ownership interest of the SemGroup in the Corporation and shall not be an adjustment to the contributed value of the Contributed Shares and Section 10.13 shall apply to such payment, mutatis mutandis.

(b)	Concurrent with the Contribution Closing, SemGroup shall deliver to the Corporation the SemGroup Performance Guarantee (the “Security”).

(c)

The Security shall be immediately returned to SemGroup promptly following the date that SemGroup provides to KKR (i) one or more Section 116 Certificates with an aggregate certificate limit that is equal to or greater than the cost to the Corporation of the Contributed Shares (taking into account the adjustment contemplated by Sections 4.5 and 4.9 and any other adjustment hereunder to the purchase price paid by the Corporation in exchange for the SemGroup Contribution) or (ii) a certificate issued under subsection 116(4) of the Tax Act in respect of the SemGroup Contribution.

(d)

Neither the Corporation nor KKR shall withhold any amounts in respect of Taxes in respect of the SemGroup Contribution excluding amounts paid pursuant to Article 10 and excluding any withholding required under Part XIII of the Tax Act.

(e)

The Parties agree that the form and content of each of the Section 116 Certificates and the certificate issued under subsection 116(4) of the Tax Act in respect of the SemGroup Contribution, as applicable, shall be satisfactory to KKR, acting reasonably.

4.9	Post-Closing Adjustments for K3 Cogen Facility

KKR, SemGroup and the Corporation agree that if the Corporation reaches a positive Final Investment Decision in respect of the K3 Cogen Facility on or before May 31, 2019:

(a)	the KKR Contribution and the Consideration Cash amount shall be increased by the amount of CAD $14,700,000 (the “KKR Additional Contribution”);

(b)	KKR shall promptly pay the Corporation the KKR Additional Contribution and the Corporation shall issue 14,700,000 Common Shares to KKR; and

(c)

as additional consideration for the SemGroup Contribution (i) in settlement of the adjustment to the Consideration Cash pursuant to Section 4.9(a), the Corporation shall pay an amount (the “K3 Adjustment Cash”) equal to the KKR Additional Contribution to SemGroup and (ii) the Corporation shall issue 15,300,000 Common Shares to SemGroup.

To the fullest extent permitted under Applicable Laws, for all purposes (including tax purposes), the Parties shall treat the transactions under this Section 4.9 as an adjustment to the purchase price paid by the Corporation in exchange for the KKR Contribution and the SemGroup Contribution, effective as of the date of the Contribution Closing.

ARTICLE 5

INTERIM COVENANTS

5.1	Covenants of SemGroup

(a)	Except as otherwise contemplated or permitted by this Agreement including the Permitted Matters, until the Closing Time, SemGroup covenants and agrees to or to cause SemCAMS, as applicable, to:

(i)

Conduct SemCAMS Business in Ordinary Course: (i) use commercially reasonable efforts to preserve and protect the SemCAMS Business and its goodwill and to maintain good business relationships with its customers, suppliers and distributors and creditors and (ii) carry on the SemCAMS Business in the ordinary course of business, consistent with past practice and in material compliance with all Applicable Laws;

(ii)

Constating Documents: not (i) amend (including by merger, consolidation or conversion) any of the constating documents of SemCAMS or (ii) split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any of the Contributed Shares, or make any other change with respect to the capital structure of SemCAMS;

(iii)

Encumbrances: (i) not create or assume any Liens on the SemCAMS Assets, other than Permitted Liens and (ii) use commercially reasonably efforts to discharge all registrations made by BNP Paribas against the SemCAMS Assets as soon as possible, and, if required by the Financing Sources, prior to the Closing Time;

(iv)

Issuance of Securities: not issue, grant, sell, pledge, transfer, dispose of, or create any Lien on, any shares (including the Contributed Shares) or other securities of SemCAMS, or securities convertible into or exchangeable for any shares, or other securities of SemCAMS, or any rights, warrants, options, calls or commitments to acquire any such shares or other securities of SemCAMS;

(v)	Dividends: not declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to the Contributed Shares;

(vi)

Indebtedness: not (i) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness or (ii) make a loan or extend credit to any Person (other than extensions of credit to customers in the ordinary course of business consistent with past practice);

(vii)

Acquisitions/Dispositions: except as contemplated in the Capex Forecast, not (i) purchase any assets or business of, or shares in, or make any investment in, any Person (including by purchase of all or substantially all of the assets of such business or Person); or (ii) sell, lease, license, transfer, surrender or otherwise dispose of, or agree to sell, lease, license, transfer, surrender or otherwise dispose of, any of the SemCAMS Assets except in the ordinary course of the SemCAMS Business (with a value not exceeding $1,000,000 in the aggregate);

(viii)	Waiver or Surrender: not waive or surrender any material right in connection with the SemCAMS Business;

(ix)

Mergers, Etc.: not (i) amalgamate, merge or consolidate with any Person, convert to another form of entity or transfer or continue into another jurisdiction of organization or (ii) adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization of SemCAMS;

(x)	Contracts: not

(A)	terminate, extend or materially amend or modify, or forfeit or waive any material right of benefit under, any Material Contract; or

(B)	execute or otherwise enter into any Contract that would constitute a Material Contract had it been entered into prior to the date hereof;

(xi)	Operatorship: not resign or take any action which would result in SemCAMS’ resignation or replacement as operator of any of the SemCAMS Assets;

(xii)

Employment Matters: not (i) increase the compensation or benefits payable to any Employee other than when required by Applicable Laws, (ii) appoint, hire, dismiss or terminate any Employee other than in the ordinary course of business, (iii) increase any severance, change of control or termination payments that could become payable to any directors, officers or Employees, (iv) make any retention or similar payments to directors, officers or Employees, or (v) adopt, enter into, terminate or amend any Benefit Plan other than as required by Applicable Laws;

(xiii)	Claims and Actions:

(A)

not settle any Claim pending against it or against any of the SemCAMS Assets, unless such settlement (i) requires payment of less than $5,000,000 by SemCAMS, (ii) involves the unconditional release of SemCAMS with respect to the subject matter of the Claim, (iii) does not impose any material obligations on SemCAMS, the SemCAMS Assets or the SemCAMS Business, and (iv) would not reasonably be expected to result in any loss of or damage to the reputation or goodwill of SemCAMS or the SemCAMS Business; or

(B)	not file, notify or otherwise commence any Claim;

(xiv)	Governmental Communications and Filings: not make any material communications or filings with any Governmental Authority without prior consultation with KKR, except in the ordinary course of business;

(xv)	Accounting: not make any change in any of its financial accounting methods and practices, except as required by Applicable Laws or changes in GAAP;

(xvi)

Taxes: not (A) make a change in (or file a request to make a change in) its accounting or Tax principles, methods or policies, (B) make (or file a request to make) any new Tax election or change or revoke (or file a request to change or revoke) any existing Tax election, (C) file any amended Tax Return, (D) enter into any agreement affecting any Tax Liability or refund, (E) consent to any extension or waiver of the limitation period applicable to any Tax Claim or Assessment relating to SemCAMS; (F) destroy or dispose of any Books and Records with respect to Tax matters relating to any taxable periods for which the statute of limitations is still open; or (G) knowingly incur any Liability for Taxes other than in the ordinary course of business;

(xvii)

Maintenance of Assets: maintain all SemCAMS Assets in a proper and prudent manner in accordance with good oil and gas industry practices in Western Canada, whether owned or leased, that are used in the SemCAMS Business in the state of condition and repair as of the date of this Agreement (normal wear and tear excepted) and maintain insurance thereon comparable in amount, scope and coverage to that in effect on the date of this Agreement in accordance with Section 5.2;

(xviii)	Permits: maintain all Permits in full force and effect and in good standing;

(xix)	Payment of Expenses: pay or cause to be paid all costs, expenses and other amounts that become due prior to the Contribution Closing;

(xx)	Compliance with Contracts: perform and comply in all material respects with all of its obligations under the Contracts to which SemCAMS is a party;

(xxi)	Books and Records: maintain the Books and Records relating to the SemCAMS Business in the ordinary course and consistent with past practice;

(xxii)

Consultation: provide weekly updates by conference call (or in person at the offices of SemCAMS in Calgary) in connection with the operations of the SemCAMS Assets, including as to, in the reasonable judgment of senior management: (i) material operational matters; (ii) updates to capital spending; and (iii) information pertaining to any material variances in timing or budget, that senior management is aware;

(xxiii)

Material Change: promptly notify KKR in writing of any change, circumstance, development, condition, occurrence or effect which, to the knowledge of SemGroup, has occurred or may occur and which, individually or in the aggregate, could reasonably be expected to (i) render any condition set forth in Section 6.1 incapable of being satisfied, or (ii) otherwise result in a Material Adverse Effect;

(xxiv)	Capital Expenditures: not make or commit to make any Capital Expenditure other than:

(A)

Capital Expenditures in the ordinary course of business consistent with the Capex Forecast, subject to such variations as to scope and timing as may arise in the ordinary course of developing the capital projects described therein, and subject to an aggregate allowance variance of 10% in excess of the aggregate amount budgeted in the Capex Forecast calculated from the Effective Date to the end of the month in which the relevant determination is to be made (the “Variance Allowance”), provided that if, at any time, it is reasonably expected that SemCAMS will exceed the aggregate amount of Capital Expenditures set forth in the Capex Forecast, plus the Variance Allowance (as calculated as 10% of the aggregate amount budgeted in the Capex Forecast calculated from the Effective Date to the end of the month in which the relevant determination is to be made), then SemGroup shall be required to contact KKR to obtain its consent for such excess, such consent not to be unreasonably conditioned, withheld, or delayed;

(B)	Capital Expenditure required to comply with Applicable Laws or the Permits or to respond to an emergency in order to prevent loss of life, injury to persons or damage to or loss of property;

(C)	Capital Expenditure first arising after the date hereof which is unconditionally required in order to comply with the terms of any Material Contract;

(D)	maintenance capital incurred in the ordinary course of business; or

(E)	Capital Expenditures for which SemGroup has obtained the prior written consent of KKR;

(ix)	Contingent Projects: not make a final investment decision in respect of any of the Contingent Projects (as such term is defined in the Unanimous Shareholder Agreement);

(xxv)	Similar Matters: not authorize or enter into any binding agreement or commitment with respect to any of the foregoing matters that are prohibited by this Section 5.1(a).

(b)

Notwithstanding Section 5.1(a), any and all of the following matters shall be permitted actions or inactions that may be taken by SemGroup or by or on behalf of SemCAMS as it relates to the SemCAMS Business and/or SemCAMS:

(i)	the matters listed in Section 5.1(b) of the Disclosure Schedule;

(ii)	any actions taken in an emergency in order to prevent loss of life, injury to persons or damage to or loss of property;

(iii)	anything expressly contemplated by this Agreement;

(iv)	anything done or not done with the written consent of KKR; and

(i)	anything required to be done or not done by Applicable Laws or the Permits.

5.2	Insurance

SemGroup shall cause SemCAMS to maintain its insurance policies (or replacement policies on substantially similar terms) (the “Policies”) in full force and effect until the Closing Time. SemCAMS shall be entitled to receive and retain all insurance proceeds received by SemCAMS, SemGroup or any of its Affiliates in respect of any Loss or Liability suffered by SemCAMS that is covered by any of the Policies, whether received before or after the Closing Time (and SemGroup shall cause any such proceeds received by it or its Affiliates to be paid to SemCAMS).

5.3	Financing Assistance

(a)

Prior to the Contribution Closing, each Principal shall, and shall use its reasonable best efforts to cause its Affiliates and Representatives to, cooperate with the other Principal, and the Corporation in connection with the arrangement and syndication of the Debt Financing as may be reasonably requested by the other Principal, or the Corporation (provided that, in the case of SemGroup, such requested cooperation does not unreasonably interfere with the ongoing operations of SemCAMS, the SemCAMS Business or the SemCAMS Assets), including:

(i)

participation by members of senior management of the Principal and their Representatives at reasonable times in a reasonable number of meetings, conference calls and presentations with prospective lenders and investors and in rating agency meetings;

(ii)

reasonably assisting the other Principal, the Corporation and the Financing Sources in the preparation of materials for rating agency presentations, information memoranda and packages (including the delivery of one or more customary representation letters and authorization letters as contemplated by the Debt Commitment Letter), lender presentations or other marketing and syndication documents and materials customarily used to arrange financings of the type contemplated by the Debt Commitment Letter;

(iii)	reasonably cooperating with the marketing efforts of the other Principal, the Corporation and the Financing Sources for any portion of the Debt Financing;

(iv)

in the case of SemGroup, furnishing KKR, the Corporation and the Financing Sources with such financial and other pertinent information regarding the SemCAMS Assets as may be reasonably requested by KKR, or the Corporation to assist in preparation of the syndication materials and any supplements thereto reasonably requested by KKR or the Corporation;

(v)	cooperating with the other Principal and the Corporation in the negotiation of the Financing Agreements as reasonably requested by the other Principal or the Corporation;

(vi)

in the case of SemGroup, using commercially reasonable efforts to obtain customary consents of accountants for use of their reports in any materials relating to the Debt Financing at the expense of and as reasonably requested by the Corporation on behalf of the Financing Sources;

(vii)

in the case of SemGroup, at least four (4) business days prior to the date of the Debt Financing Closing, providing all documentation and other information solely about the SemCAMS Assets as is requested in writing by the Corporation at least ten (10) business days prior to the date of the Debt Financing Closing which relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(viii)

facilitating substantially concurrently with the Debt Financing Closing all organizational actions by such Principal and the Corporation as may be reasonably requested by the other Principal or the Corporation in order to permit the consummation of such Debt Financing and to permit the proceeds thereof to be made available to the Corporation;

(ix)	providing and executing customary closing documents as may be reasonably requested by the other Principal, and the Corporation;

(x)

in the case of SemGroup, facilitating the pledging of the SemCAMS Assets as collateral substantially concurrently with the Debt Financing Closing, including obtaining such documentation and/or taking such other steps (including lien searches, payoff letters, lien releases and instruments of termination or discharge) reasonably requested by KKR, of the Corporation in order to release all Liens over the SemCAMS Assets securing obligations under the indebtedness of SemCAMS and taking reasonable actions necessary to permit the Financing Sources to evaluate the SemCAMS Assets for the purpose of establishing collateral arrangements; and

(xi)	in the case of SemGroup, cooperating with the Financing Sources’ due diligence requests in respect of the SemCAMS Assets to the extent customary and reasonable,

provided, in each case in Sections 5.3(a)(i) through (xi), that (A) nothing in this Section 5.3 shall require cooperation to the extent that it would cause any condition to the Contribution Closing set forth in Section 6.1 to not be satisfied or otherwise cause any breach of this Agreement, (B) a Principal’s board of directors and the directors, managers and general partners of its Affiliates shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, in each case which are effective prior to the Contribution Closing and (C) neither a Principal nor any of its Affiliates shall be required to execute and deliver any Financing Agreements or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing that are effective prior to date of the Debt Financing Closing (other than representation letters and authorization letters as contemplated by foregoing Section 5.3(a)(ii)).

(b)	Notwithstanding anything in this Agreement to the contrary, SemGroup and KKR hereby consent to the use of each of their and their Subsidiaries’ logos in connection with the Debt Financing.

5.4	Financing Cooperation

(a)

Each of KKR and SemGroup shall, and shall cause the Corporation to, use commercially reasonable efforts to arrange and to consummate the Debt Financing as soon as reasonably practicable after the date of this Agreement on the terms described in the Debt Commitment Letter, which shall include using commercially reasonable efforts to:

(i)

maintain in full force and effect the Debt Commitment Letter and to negotiate and execute definitive agreements with respect to the Debt Financing on the terms contained in the Debt Commitment Letter (including any “flex” provisions applicable thereto) or, if applicable, on other terms not less favorable to KKR and SemGroup than those contained in the Debt Commitment Letter (including any “flex” provisions applicable thereto), which terms shall not in any respect expand on the conditions to the funding of the Debt Financing at the Debt Financing Closing or reduce the aggregate amount of the Debt Financing available to be funded on the date of the closing of the Debt Financing, except as may be specified in accordance with the terms of the Debt Commitment Letter (such definitive agreements are collectively the “Financing Agreements”);

(ii)

comply with the obligations of the Corporation under the Debt Commitment Letter (to the extent the failure to comply with such obligations would adversely impact the amount or timing of the Debt Financing or the availability of the Debt Financing at the Debt Financing Closing);

(iii)	satisfy on a timely basis all conditions in the Debt Commitment Letter and the Financing Agreements that are within each of their respective control;

(iv)	fully enforce the Corporation’s rights under the Debt Commitment Letter and Financing Agreements;

(v)

if the conditions to the Debt Financing have been satisfied, consummate the Debt Financing substantially concurrently with the Contribution Closing and the Meritage Closing, including using commercially reasonable efforts to cause the Financing Sources and the other persons committing to fund the Debt Financing to fund such Debt Financing at the Debt Financing Closing;

(vi)

at least four (4) business days prior to the date of the Debt Financing Closing, providing all documentation and other information as is requested by the Corporation at least ten (10) business days prior to the date of the Debt Financing Closing which relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(vii)

deliver to the Corporation the information relating to the proposed aggregate amounts of debt financing, together with assumed indicative interest rates and assumed fees and expenses related to the incurrence of such debt financing, for the transactions contemplated hereby no later than ten (10) Business Days prior to the Contribution Closing.

(b)	The Corporation shall provide to KKR and SemGroup prompt notice:

(i)

of any breach or threatened breach by any party of the Debt Commitment Letter and/or the Financing Agreements of which the Corporation becomes aware and that would reasonably be expected to adversely affect the timely availability or amount of the Debt Financing;

(ii)	of any termination or threatened termination of the Debt Commitment Letter and/or the Financing Agreements;

(iii)

of any material dispute or disagreement between or among any parties to the Debt Commitment Letter with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Debt Financing Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing and/or the Financing Agreements); and

(iv)

if at any time for any reason the Corporation believes in good faith that it will not be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter, except to the extent such portion relates to a reduction of the commitments contained in such Debt Commitment Letter in accordance with the terms thereof.

As soon as reasonably practicable, KKR and SemGroup shall provide any information reasonably requested by any other Party and that is reasonably available to KKR or SemGroup, as applicable, relating to any circumstance referred to in Section 5.4(b)(i), (ii), (iii) or (iv). Each Party shall keep the other Parties informed on a reasonably current basis in reasonable detail of all material developments concerning the status of the Debt Financing, including efforts of KKR and/or SemGroup to arrange the Debt Financing and provide such other Parties with copies of the material definitive agreements for the Debt Financing and such other information and documentation available to them as shall be reasonably requested by such other Parties for purposes of monitoring the progress of the financing activities. No Party shall permit any amendment, modification or supplement to be made to, or any waiver of, any provision or remedy under the Debt Commitment Letter and/or the Financing Agreements, if applicable, that expands on the conditions precedent to the funding of the Debt Financing on the date of the Debt Financing Closing, as set forth in such agreements or that could otherwise reasonably be expected to materially impair, delay or prevent the transactions contemplated by this Agreement, without the prior written consent of each other Party (it being understood and agreed that, in any event, the Parties may amend the Debt Commitment Letter to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement).

5.5	Covenants/Cooperation in Seeking Regulatory Approvals

(a)

Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things reasonably necessary to obtain the Regulatory Approvals as soon as reasonably possible (and in any event no later than the Outside Date).

(b)

KKR and SemGroup shall each bear 50% of the cost of all applicable filing fees for which the Corporation is responsible in connection with obtaining the Regulatory Approvals. A Party shall not withdraw any filing referred to in this Section 5.5 or take any other step that has the effect of suspending, extending or terminating any applicable waiting period, nor shall a Party enter into any agreement with a Governmental Authority not to consummate (or regarding the timing of consummation of) the proposed Contribution Transaction or the Meritage Closing, without the prior written consent of the other Parties.

(c)

Each Party shall use commercially reasonable efforts to furnish to the other Parties all assistance, cooperation and information required for any registration, declaration, notice or filing and in order to obtain the Regulatory Approvals and to permit the Corporation to satisfy its obligations under Article 8 of the Share Purchase Agreement. All requests and enquiries from any Governmental Authority shall be dealt with by the Parties in consultation with each other, and each Party shall promptly co-operate with and provide all necessary information and assistance reasonably required by such Governmental Authority upon being requested to do so by such authority or by another Party.

(d)

Each Party shall provide the other Parties with copies of all registrations, filings and submissions referred to in this Section 5.5 and shall permit the other Parties to review in advance for consultation purposes any proposed material written communications of any nature, including all registrations, filings and submissions, with Governmental Authority.

(e)	Each Party shall promptly notify the other Parties of material written communications of any nature from any Governmental Authority and provide the other Parties with copies thereof.

(f)

No Party or its Representatives shall participate in any substantive meeting or discussion (whether in person, by telephone or otherwise) with any Governmental Authority in respect of any filings, investigation or inquiry concerning the proposed Contribution Transaction or the Meritage Closing unless it consults with the other Parties in advance and gives the other Parties the opportunity to attend and participate thereat (except to the extent that in any such case the Governmental Authority expressly requests that the other Parties should not be present at the meeting or discussion or part or parts of the meeting or discussion).

(g)

Notwithstanding any provision to the contrary stated in this Section 5.5, where a Party, is obligated to provide the other Parties with information, and the disclosing Party, acting reasonably, deems such information (or any portion thereof) to be competitively sensitive information, then such disclosing Party shall not be required to provide such competitively sensitive information to the other Parties; however such competitively sensitive information shall be provided to the external legal counsel of the other Parties and/or to external experts hired by external counsel to the other Parties, as applicable, and such competitively sensitive information shall not be shared by such counsel or external experts with the other Parties.

(h)

Notwithstanding anything to the contrary in this Agreement, in no event shall KKR or SemGroup be required to cause any Affiliate, portfolio company, investment fund or other Representative (other than the Corporation or a Subsidiary thereof) to take any action, undertake any divestiture or restrict its conduct other than to provide responsive information required to make any submission or application to a Governmental Authority.

5.6	Pre-Contribution Closing Reorganization

(a)

Prior to the Closing Time, SemGroup shall complete, or cause to be completed, the Required Transactions as described in Section 5.6 of the Disclosure Schedule, subject to the other terms of this Section 5.6.

(b)

Prior to completing the Required Transactions, SemGroup shall provide written notice to KKR of all proposed steps in the Required Transactions, together with such additional information as may reasonably be requested by KKR and its Representatives in order for KKR to exercise reasonable due diligence on the impact of the Required Transactions on KKR and the Corporation, both before and after the Contribution Closing. SemGroup and KKR shall work cooperatively to determine the manner in which the Required Transactions would most effectively be undertaken.

(c)

SemGroup shall prepare, prior to the Closing Date, all documentation necessary and do such other acts and things as are reasonably necessary to give effect to the Required Transactions, provided that KKR’s consent, which shall not be unreasonably withheld, shall be required if, and to the extent, the Required Transactions do not meet any of the following criteria:

(i)	no entity (other than SemCanada, L.P.) shall be amalgamated or wound-up into SemCAMS;

(ii)

no dividends or deemed dividends paid by SemCanada Crude ULC (or its successors) shall be in excess of (A) its safe income (as that term is understood for purposes of the Tax Act) attributable to the shares of SemCanada Crude ULC (or its successors) owned by SemCams immediately before any such dividend, and (B) its capital dividend account (as that term is defined in the Tax Act) immediately before any such dividend;

(iii)	no distribution of profits or assets shall be made by SemCanada Crude ULC or SemCAMS Redwillow ULC to SemCams; and

(iv)

no increase in paid-up capital of the shares of SemCAMS shall be effected by director or shareholder resolution that would result in a deemed dividend for purposes of the Tax Act or, only to the extent such increase relates to the 2015 indirect acquisition of the SemCanada Crude ULC shares by SemCams, exceed the aggregate of the paid-up capital of the SemCanada Crude ULC shares and the contributed surplus of SemCanada Crude ULC immediately before that acquisition in 2015.

SemGroup shall provide drafts of the transaction steps and documents in connection with the Required Transactions within a reasonable period prior to their execution and shall in good faith consider any reasonable comments from KKR or its Representatives.

5.7	Structuring Optimizations

The Parties have identified the following potential optimizations of ownership arrangements pertaining to the Unanimous Shareholder Agreement and the Corporation:

(a)

replacement of the Special Share to be issued to SemGroup at the Contribution Closing with an alternative structure that optimizes the financial result of such arrangements to SemGroup without adversely impacting the Corporation or KKR; and

(b)

alternatives to the IPO structuring contemplated in the Unanimous Shareholder Agreement including via a special purpose issuer corporate entity that becomes a shareholder of the Corporation that optimizes structuring for each Party without adversely impacting the other Parties, or the marketability or value of the shares of the IPO issuer.

Following execution of this Agreement, the Parties shall meet to discuss in good faith such potential optimizations and the manner in which they could be implemented. For the avoidance of doubt, no Party shall be obligated to amend the Unanimous Shareholder Agreement in any manner which it determines in its sole discretion would adversely impact its legal, commercial, financial or other interests.

5.8	Initial Approved Annual Budget

Following execution of this Agreement, the Parties shall in good faith work cooperatively to develop the Initial Approved Annual Budget and the Initial Approved Business Plan prior to the Closing Time. If the Parties cannot agree on the final versions thereof by the Closing Time, the budget and business plan attached as Schedule “I” will, together, be deemed to be the Initial Approved Annual Budget for purposes of the Unanimous Shareholder Agreement, and expenditures made by the Corporation in accordance therewith will be deemed to be Budgeted Expenditures; provided, however, until a replacement Initial Approved Annual Budget is approved by Extraordinary Resolution, the Corporation shall not be permitted to make any Capital Calls for such Budgeted Expenditures (other than Compliance Expenditures and Emergency Expenditures in accordance with the terms of the Unanimous Shareholder Agreement). Capitalized terms used in this Section, but not otherwise defined herein, shall have the meanings given to them in the Unanimous Shareholder Agreement. For the avoidance of doubt, it shall not be a condition of completion of the Contribution Transactions, or execution of the Unanimous Shareholder Agreement, that the Parties agree on the final versions of the Initial Approved Annual Budget and the Initial Approved Business Plan.

ARTICLE 6

CLOSING CONDITIONS

6.1	Mutual Closing Conditions

The obligation of each of the Parties to consummate the Contribution Transaction is subject to the satisfaction of the following conditions, which are included herein for the mutual benefit of the Parties:

(a)

the Regulatory Approvals shall have been obtained or shall have been waived in writing by the applicable Governmental Authority or otherwise lapsed and there shall not be in effect any order, directive, decree, judgment, ruling, award, injunction, direction or request by a Governmental Authority of competent jurisdiction enjoining or otherwise prohibiting or making illegal the consummation of the Contribution Transaction;

(b)

all of the conditions precedent to the completion of the Debt Financing Closing (other than those conditions which by their nature are to be satisfied upon that closing, but subject to the satisfaction or waiver of such conditions upon such closing) shall have been satisfied or waived;

(c)

all of the conditions precedent to the completion of the purchase of the Meritage Shares pursuant to the Share Purchase Agreement (other than those conditions which by their nature are to be satisfied upon closing of the purchase of the Meritage Shares, but subject to the satisfaction or waiver of such conditions upon such closing) shall have been satisfied or waived; and

(d)

each of the Parties, acting reasonably, shall be satisfied that the Meritage Closing will close immediately following the Contribution Closing and the Debt Financing Closing will close substantially concurrently with the Contribution Closing and the Meritage Closing.

6.2	KKR’s Additional Closing Conditions

The obligation of KKR under this Agreement to consummate the Contribution Transaction is subject to the following conditions, which are included herein for the exclusive benefit of KKR and may be waived in whole or in part by KKR by written notice to the other Parties at or before Contribution Closing:

(a)	the representations and warranties made by SemGroup in Section 7.2:

(i)	shall have been true when made and shall have continued to be true (in each case, without giving effect to any “materiality” qualifiers contained therein) from the date hereof to the Closing Time; and

(ii)	shall be true (without giving effect to any “materiality” qualifiers contained therein) as of the Closing Time,

except for inaccuracies which could not reasonably be expected to have a Material Adverse Effect; and SemGroup has delivered to the Corporation a certificate dated as of Contribution Closing signed by a senior officer of SemGroup to that effect;

(b)

SemGroup has performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed or complied with by it at or prior to Contribution Closing, (i) except for non-performance and non-compliance which, individually or in aggregate would not reasonably be expected to have a Material Adverse Effect and (ii) provided that, to the extent any non-performance of or non-compliance with the covenants in Section 4.4(b) is remedied by SemGroup in accordance with Section 4.4(c) at or prior to the Closing Time (or arrangements, satisfactory to KKR acting reasonably, for repayment or reimbursement have otherwise been made by such time), such non-performance and non-compliance shall be deemed to have not occurred for purposes of this Section 6.2(b); and SemGroup has delivered to the Corporation a certificate dated as of Contribution Closing signed by a senior officer of SemGroup to that effect; and

(c)

except as consented to in writing by KKR, no change, circumstance, development, condition, occurrence or effect affecting SemCAMS, the SemCAMS Assets or the SemCAMS Business will have occurred between the date hereof and the Closing Time which could reasonably be expected to have a Material Adverse Effect; and SemGroup has delivered to the Corporation a certificate dated as of Contribution Closing signed by a senior officer of SemGroup to that effect.

6.3	SemGroup’s Additional Closing Conditions

The obligation of SemGroup under this Agreement to consummate the Contribution Transaction is subject to the following conditions, which are included herein for the exclusive benefit of SemGroup and may be waived in whole or in part by SemGroup by written notice to the other Parties at or before Contribution Closing:

(a)	the representations and warranties made by KKR in Section 7.1:

(i)	shall have been true when made and shall have continued to be true (in each case, without giving effect to any “materiality” qualifiers contained therein) from the date hereof to the Closing Time; and

(ii)	shall be true (without giving effect to any “materiality” qualifiers contained therein) as of the Closing Time,

except for inaccuracies which could not reasonably be expected to be materially adverse to the ability of KKR to consummate timely the Contribution Transaction; and KKR has delivered to the Corporation a certificate dated as of Contribution Closing signed by a senior officer of KKR to that effect;

(b)

KKR has performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed or complied with by it at or prior to Contribution Closing, except for non-performance and non-compliance which, individually or in aggregate would not reasonably be expected to be materially adverse to the ability of KKR to consummate timely the Contribution Transaction; and KKR has delivered to the Corporation a certificate dated as of Contribution Closing signed by a senior officer of KKR to that effect; and

(c)	evidence that the R&W Insurance Policy is in full force and effect as of the Closing Time.

6.4	Efforts to Fulfill Mutual Conditions to Closing

The Parties shall, and shall cause their Representatives to, proceed diligently and in good faith and use commercially reasonable efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions to the Contribution Closing set forth in Sections 6.1, 6.2 and 6.3 (including obtaining the Regulatory Approvals) as soon as practicable.

6.5	Notice of Certain Matters

Each of the Parties shall promptly notify the other Parties in writing of any change, circumstance, development, condition, occurrence or effect which, to the knowledge of such Party, has occurred or may occur and which, individually or in the aggregate, could reasonably be expected to (i) render any condition set forth in Article 6 incapable of being satisfied, or (ii) otherwise impede the consummation of the Contribution Transaction.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties of KKR

KKR represents and warrants to each of the Corporation and SemGroup as follows and acknowledges that each of the Corporation and SemGroup is relying on such representations and warranties in connection with its execution and delivery of this Agreement and in completing the Contribution Transaction:

(a)

Status of KKR: KKR is a corporation, validly existing and in good standing formed under the laws of Alberta and has all requisite power, capacity and authority to enter into this Agreement and each of the documents, instruments and agreements required to be executed and delivered by KKR and to perform all of its obligations hereunder.

(b)

Due Authorization: The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by KKR pursuant to this Agreement and the completion of the Contribution Transaction have been duly authorized by all necessary corporate, partner or other action on the part of KKR. This Agreement and all documents, instruments and agreements required to be executed and delivered by KKR pursuant to this Agreement have been or will be duly executed and delivered by SemGroup and constitute (or will, when executed, constitute) a legal, valid and binding obligation of KKR enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

(c)

Regulatory Approval: Other than the Regulatory Approvals, there is no Consent that is required to be obtained or made by KKR for the execution and delivery by KKR of this Agreement or the completion of the Contribution Transaction other than certain post-Contribution Closing updates required pursuant to AER Directive 067.

(d)	No Contravention: The execution, delivery and performance by KKR of this Agreement and the consummation of the Contribution Transaction by KKR does not and will not:

(i)	violate its constating documents;

(ii)	provided the Regulatory Approvals are received, violate any Applicable Laws applicable to the Contribution Transaction; or

(iii)

constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right under any Contract to which KKR is a party in such a manner as would adversely affect the ability of KKR to perform its obligations under this Agreement.

(e)

Legal Proceedings: There is no Claim in progress, pending, or, to the knowledge of KKR, threatened against or affecting KKR, affecting adversely the ability of KKR to enter into this Agreement or perform any of its obligations under this Agreement, at law or in equity, or before or by any Governmental Authority, and, to the knowledge of KKR, there are no grounds on which any such Claim might be commenced. There are no orders outstanding against or affecting KKR which, in any such case, adversely affect or could adversely affect the ability of SemGroup to enter into this Agreement or to perform its obligations under this Agreement.

(f)

Solvency of KKR: No actions have been taken or authorized by KKR to initiate proceedings for or in respect of the bankruptcy, insolvency, liquidation, dissolution or winding up of KKR and, to the knowledge of KKR, no such proceedings have been taken or threatened by any other Person.

(g)

Anti-Bribery; Anti-Money Laundering: Neither KKR, any of its Affiliates nor, to the knowledge of KKR, any director, officer, agent, employee or other Person authorized by it or any of its Affiliates to act on their behalf has: (i) directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, directly or indirectly; (iii) violated or is in violation of any applicable Anti-Bribery Laws or Anti-Money Laundering Laws; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, in each case related to this Agreement or the Contribution Transaction.

(h)

Sanctions: Neither KKR, any of its Affiliates nor, to the knowledge of KKR, any director, officer, agent, employee or other Person authorized by it or any of its Affiliates to act on their behalf is a Sanctioned Person, nor has it engaged in, nor is it now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person, nor has it otherwise violated Sanctions.

(i)

Enforcement Actions: Neither KKR nor any of its Affiliates is party to any actual or threatened legal proceedings or outstanding enforcement action relating to any breach or suspected breach of Anti-Bribery Laws, Anti-Money Laundering Laws, Sanctions, or Export Control Laws.

(j)	Investment Canada Act: KKR is either a “Canadian” or a “trade agreement investor” and not a “state owned enterprise” within the meaning of the Investment Canada Act (Canada).

(k)	Accredited Investor Status: KKR is an “accredited investor” as defined in National Instrument 45-106 Prospectus Exempt Distributions of the Canadian Securities Administrators.

(l)

Finders’ Fees: KKR has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transaction contemplated herein for which any other Party shall have any obligation or liability.

7.2	Representations and Warranties of SemGroup

Except as set forth in the Disclosure Schedule and this Agreement, including the Permitted Matters, and subject to the other terms and conditions hereof, SemGroup represents and warrants to each of the Corporation and KKR as follows and acknowledges that each of the Corporation and KKR is relying on such representations and warranties in connection with its execution and delivery of this Agreement and in completing the Contribution Transaction:

Status and Authority of SemGroup

(a)

Status of SemGroup: SemGroup is a limited partnership, validly existing and in good standing formed under the laws of Oklahoma and has all requisite power, capacity and authority to own the Contributed Shares and to enter into this Agreement and each of the documents, instruments and agreements required to be executed and delivered by SemGroup and to perform all of its obligations hereunder.

(b)

Due Authorization: The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by SemGroup pursuant to this Agreement and the completion of the Contribution Transaction have been duly authorized by all necessary corporate, partner or other action on the part of SemGroup. This Agreement and all documents, instruments and agreements required to be executed and delivered by SemGroup pursuant to this Agreement have been or will be duly executed and delivered by SemGroup and constitute (or will, when executed, constitute) a legal, valid and binding obligation of SemGroup enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

(c)

Solvency of SemGroup: No actions have been taken or authorized by SemGroup to initiate proceedings for or in respect of the bankruptcy, insolvency, liquidation, dissolution or winding up of SemGroup and, to the knowledge of SemGroup, no such proceedings have been taken or threatened by any other Person.

(d)

Legal Proceedings: There is no Claim in progress, pending, or, to the knowledge of SemGroup, threatened against or affecting SemGroup, affecting adversely the ability of SemGroup to enter into this Agreement or perform any of its obligations under this Agreement, or affecting the title of SemGroup to the Contributed Shares, at law or in equity, or before or by any Governmental Authority, and, to the knowledge of SemGroup, there are no grounds on which any such Claim might be commenced. There are no orders outstanding against or affecting SemGroup which, in any such case, adversely affect or could adversely affect the ability of SemGroup to enter into this Agreement or to perform its obligations under this Agreement.

(e)

Anti-Bribery; Anti-Money Laundering: Neither SemGroup, any of its Affiliates nor, to the knowledge of SemGroup, any director, officer, agent, employee or other Person authorized by it or any of its Affiliates to act on their behalf has: (i) directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, directly or indirectly; (iii) violated or is in violation of any applicable Anti-Bribery Laws or Anti-Money Laundering Laws; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, in each case related to this Agreement or the Contribution Transaction.

(f)

Sanctions: Neither SemGroup, any of its Affiliates nor, to the knowledge of SemGroup, any director, officer, agent, employee or other Person authorized by it or any of its Affiliates to act on their behalf is a Sanctioned Person, nor has it engaged in, nor is it now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person, nor has it otherwise violated Sanctions.

(g)

Enforcement Actions: Neither SemGroup nor any of its Affiliates is party to any actual or threatened legal proceedings or outstanding enforcement action relating to any breach or suspected breach of Anti-Bribery Laws, Anti-Money Laundering Laws, Sanctions, or Export Control Laws.

(h)	Accredited Investor Status: SemGroup is an “accredited investor” as defined in National Instrument 45-106 Prospectus Exempt Distributions of the Canadian Securities Administrators.

Status of SemCAMS

(i)

Status and Authority of SemCAMS: SemCAMS is a corporation duly incorporated, validly existing and in good standing under the laws of Nova Scotia and is registered to carry on business in Alberta. SemCAMS has all requisite power, capacity and authority to carry on its SemCAMS Business as it is now being conducted and to own, lease, use and operate the SemCAMS Assets.

(j)

Due Authorization: The execution and delivery of any documents, instruments and agreements required to be executed and delivered by SemCAMS pursuant to this Agreement and the completion of the Contribution Transaction, including the transfer of the Contributed Shares to SemCAMS, have been duly authorized by all necessary corporate or other action on the part of SemCAMS. All documents, instruments and agreements required to be executed and delivered by the SemCAMS pursuant to this Agreement have been or will be duly executed and delivered by SemCAMS and constitute (or will, when executed, constitute) legal, valid and binding obligations of SemCAMS in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

(k)

Solvency of SemCAMS: No actions have been taken or authorized by SemCAMS to initiate proceedings for or in respect of the bankruptcy, insolvency, liquidation, dissolution or winding up of SemCAMS and, to the knowledge of SemGroup, no such proceedings have been taken or threatened by any other Person.

(l)	Subsidiaries. Other than those Subsidiaries listed in Section 7.2(l) of the Disclosure Schedule, SemCAMS has no Subsidiaries and no ownership or voting interests in any other Person.

Effect of Contribution Transaction

(m)

No Contravention: The execution, delivery and performance by SemGroup of this Agreement and the consummation of the Contribution Transaction by SemGroup and SemCAMS do not and will not (i) violate the constating documents of SemCAMS; (ii) provided the Regulatory Approvals are received, violate any Applicable Laws applicable to the Contribution Transaction; (iii) require any Consent or other material action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of SemGroup or SemCAMS under any provisions of any Contract binding upon SemGroup or the SemCAMS; or (iv) result in the creation of any Lien on the Contributed Shares owned by SemGroup or the SemCAMS Assets.

(n)

Regulatory Approval: Other than the Regulatory Approvals, there is no authorization, licence, Consent, order or any other action of, or notice with or to, any Governmental Authority that is required to be obtained or made by SemGroup or SemCAMS for the execution and delivery by SemGroup of this Agreement or the completion of the Contribution Transaction other than certain post-Contribution Closing updates required pursuant to AER Directive 067.

(o)

Required Consents: There is no requirement on the part of SemCAMS or SemGroup to obtain any Consent or other action by any Person or to provide any notice to any Person to maintain all rights and benefits of SemCAMS under any Material Contract to which it is a party after the Contribution Closing.

Ownership of SemCAMS

(p)

Authorized and Issued Capital of SemCAMS: The authorized and issued share capital of SemCAMS is, and will at the Closing Time be, as listed in Section 7.2(p) of the Disclosure Schedule and the share capital listed in Section 7.2(p) of the Disclosure Schedule represents all of the issued and outstanding shares in the capital of SemCAMS, in each case other than those Contribution Shares listed in the certificate delivered by SemGroup pursuant to Section 4.2(a)(ii). All the Contributed Shares are validly issued, fully paid and non-assessable.

(q)	Title to Shares: SemGroup is the legal and beneficial owner of the Contributed Shares with all right, title and interest therein and thereto free and clear of all Liens.

(r)

Shareholder Agreements: Other than the Unanimous Shareholder Agreement, there are no shareholder agreements or other agreements to which SemGroup or SemCAMS is party, or shall become a party, restricting voting or dividend rights or transferability with respect to the Contributed Shares or otherwise governing the affairs of SemCAMS or the relationship, rights and duties of the shareholders or directors of SemCAMS.

(s)	No Other Agreements or Options Regarding Shares: Other than pursuant to this Agreement, no Person has any agreement, right or option, present or future, contingent or absolute:

(i)

to require SemCAMS to issue any further or other shares, units or interests in its capital or any other security convertible or exchangeable into shares, units or interest in its capital or to convert or exchange any securities into or for shares, units or interests in its capital;

(ii)	to require SemCAMS to purchase, redeem or otherwise acquire any of the Contributed Shares; or

(iii)	to acquire any of the Contributed Shares.

Corporate Records

(t)	Corporate Records: The minute book of SemCAMS and other corporate records made available to KKR for review include all material corporate records of SemCAMS.

Assets

(u)

Ownership: SemCAMS is the legal and beneficial owner of the SemCAMS Assets and, without limiting the foregoing, is the legal and beneficial owner of the interests in the SemCAMS Major Facilities and Equipment as specified in Section 7.2(u) of the Disclosure Schedule, in all cases free and clear of all Liens other than the Permitted Liens and no other Person owns any of the SemCAMS Assets.

(v)

No Rights to Assets: SemCAMS has not alienated or encumbered the SemCAMS Assets other than the Permitted Liens and without limiting the foregoing, there is no Contract or other right or option in favour of, or held by, any Person to purchase or acquire any or all of SemCAMS’ interests in the SemCAMS Assets other than the Permitted Liens.

(w)

Affiliate Rights: Other than licenses of Third Party software used in support of accounting and finance functions by SemGroup or an Affiliate of SemGroup (other than SemCAMS) (all of which will be made available to the Corporation pursuant to the Services Agreement), no Affiliate of SemGroup (other than SemCAMS) owns any property or right that is used by SemCAMS and is material to the ownership or operations of the SemCAMS Assets or the SemCAMS Business.

(x)	Sufficiency of SemCAMS Assets: The SemCAMS Assets include all of the assets and interests necessary for the operation of the SemCAMS Business as it is currently being operated.

(y)	Condition of SemCAMS Assets: The SemCAMS Assets are in good working order and good condition, having regard for their age and reasonable wear and tear.

(z)

Real Property: SemCAMS holds the Real Property Interests specified in Section 7.2(z) of the Disclosure Schedule (but for certainty excluding all right, title and interest of SemCAMS in and to any of the SemCAMS Major Facilities and Equipment or any other tangible assets, fixtures, buildings and improvements located on such real property), but does not own or otherwise have any other Real Property Interests. There is no pending or, to the knowledge of SemGroup, threatened condemnation or expropriation of any of SemCAMS’ Real Property Interests by any Governmental Authority.

(aa)	Permits:

(i)

SemCAMS possesses all Permits necessary for the construction, operation and use of those SemCAMS Assets that are currently operated by SemCAMS and there is no material default under any of them, and no proceeding is pending or, to the knowledge of SemGroup, threatened to revoke or amend any of them.

(ii)

The consummation of the Contribution Transaction will not result in the cancellation, suspension or termination, or otherwise require modification (other than updates required pursuant to AER Directive 067), of any material Permit maintained in respect of the conduct of the SemCAMS Business.

(iii)

Other than in respect of Permits related to the Environment (which is addressed in Section 7.2(ii)), SemCAMS has not committed, nor has it received any written notice alleging, any material violation under any Permit held by SemCAMS and there are no investigations, reviews or proceedings pending or, to the knowledge of SemGroup, threatened by or before any Governmental Authority relating to any alleged violation of law or the terms of any Permit arising out of operations of the SemCAMS Assets, other than, in each case, claims, investigations or allegations that have been resolved, withdrawn or abandoned.

(bb)	Accounts Receivable:

The accounts receivable due or accruing to SemCAMS:

(i)	are reflected in the Accounting Records;

(ii)	arose in the ordinary course of the SemCAMS Business; and

(iii)	are bona fide.

(cc)	Intellectual Property:

(i)

Other than licenses of Third Party software used in support of accounting and finance functions by SemGroup or an Affiliate of SemGroup (other than Semcams) (all of which will be made available to the Corporation pursuant to the Services Agreement), SemCAMS owns or has the right to use pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property used in the operation of the SemCAMS Business as it is currently being operated;

(ii)	no Third Party has asserted against SemCAMS or any of its Subsidiaries a Claim that SemCAMS is infringing on the Intellectual Property of such Third Party; and

(iii)	to the knowledge of SemGroup, no Third Party is infringing on the Intellectual Property owned by SemCAMS.

(dd)

Quiet Enjoyment: Subject to the Permitted Liens, SemCAMS shall after the Contribution Closing be entitled to hold and enjoy its interest in the SemCAMS Assets for its own use and benefit without any lawful interruption by any Person claiming by, through or under SemGroup (in each case, other than Permitted Liens).

(ee)

Facilities Under Construction: The work associated with all facilities which are under construction and that have been completed by or on behalf of SemCAMS have been completed in a safe, good and workmanlike manner.

(ff)

Pipeline and Processing Plant Records: SemCAMS has in its possession all records as required under Applicable Laws including CSA Z662 (Oil and Gas Pipeline Systems, Alberta) in respect of the pipelines and processing plants it currently operates that form part of the SemCAMS Assets. SemCAMS also has in its possession all records as required under Applicable Laws including registration with ABSA (Alberta Boilers Safety Association) for Pressure Piping in respect of the batteries and processing plants it currently operates that form part of the SemCAMS Assets.

Environmental Liabilities

(gg)

Environmental Notices: SemGroup has not received written notice of any orders or directives from Governmental Authorities that are applicable to the SemCAMS Assets or any portion thereof, related to Environmental Liabilities which require any work, repairs, construction or capital expenditures with respect to the SemCAMS Assets which have not been complied with in all material respects.

(hh)

Hazardous Materials: Except as are set out and accounted for in the site and liability assessments provided to or made available to KKR prior to the date hereof there either (i) have not been any Releases of Hazardous Materials from the SemCAMS Assets or for which SemCAMS is responsible, that require remedial action pursuant to any Applicable Laws, or (ii) to the extent there have been any Releases of Hazardous Materials from the SemCAMS Assets or for which SemCAMS is responsible, any remedial action has been addressed, is being addressed or will be addressed consistent with the information provided by SemGroup to KKR in respect of SemCAMS abandonment and reclamation obligations.

(ii)	Breach of Environmental Laws: SemGroup has not received written notice of:

(i)

any demands or notices issued by any Governmental Authority with respect to the breach of any Applicable Laws relating to the Environment that are specifically applicable to the SemCAMS Assets or any portion thereof which remain outstanding in any material respect;

(ii)

any potential liability or other notice that SemCAMS, or any Person in relation to the SemCAMS Assets, is or allegedly is in violation of, or has or allegedly has any liability under any Applicable Laws relating to the Environment that are applicable to the SemCAMS Assets or any portion thereof.

(jj)

Outstanding Environmental Actions: There are no writs, injunctions, decrees, orders or judgments outstanding or any actions, suits or proceedings pending before any Governmental Authority or, to the knowledge of SemGroup, threatened, against SemGroup or SemCAMS concerning compliance by SemCAMS with, or liability of SemCAMS under, or otherwise relating to any of the SemCAMS Assets in respect of, any Applicable Laws relating to the Environment or any Environmental Permits.

(kk)

Environmental Reviews: SemGroup has made available to KKR prior to the date hereof a copy of all material final environmental reviews, audits, assessments, and reports in the possession of SemGroup or any of its Affiliates pertaining to the SemCAMS Assets.

SemCAMS Business Operations

(ll)

No Breach of Applicable Laws: SemCAMS has not received written notice of any breach or purported breach of any Applicable Laws pertaining to the SemCAMS Assets or the ownership or operation thereof (excluding any Applicable Laws relating to the Environment) that remains outstanding in any material respect or that has not been remedied in all material respects and, to SemGroup’s knowledge, there has been no act or omission by SemCAMS that reasonably could constitute a breach of any such Applicable Laws that has not been remedied in all material respects.

(mm)

Workplace Safety: There are no pending or, to the knowledge of SemGroup, threatened, actions, Claims, demands, lawsuits, assessments, arbitrations, judgments, awards, decrees, orders, injunctions, prosecutions, investigations or other legal proceedings against or relating to SemCAMS by any Employees, contractors, sub-contractors, trades, sub-trades, suppliers or other Persons or Governmental Authority as a result of injury, death or Loss, occurring on any properties or job sites upon which SemCAMS has carried or is carrying on any work, including as a consequence of its non-compliance with any Applicable Laws regulating workplace or occupational health and safety.

(nn)

Operation of SemCAMS Assets: The SemCAMS Assets for which SemCAMS is operator and, to SemGroup’s knowledge, the SemCAMS Assets for which SemCAMS is not operator, have been operated in all material respects in accordance with good oil and gas industry practices in Western Canada and in material compliance with Applicable Laws.

(oo)

LMR Rating: SemCAMS does not and will not, as a result of the fulfillment of the Contribution Transaction, have a “Licensee Management Rating” or “LMR” in respect of its SemCAMS Assets located in the Province of Alberta, as determined under or pursuant to the applicable AER directives that is less than 1.0.

(pp)	No Other SemCAMS Business: SemCAMS is not engaged in any business other than the SemCAMS Business.

(qq)

IT Security and Cyber Breaches: To the knowledge of SemGroup, SemCAMS has not been subject to any cyber-attacks which have compromised its information technology systems or resulted in information about SemCAMS, the SemCAMS Business or the SemCAMS Assets held by it or any of its Affiliates being accessed or accessible by unauthorized persons.

Financial; Books and Records

(rr)	Financial Statements:

(i)	The Financial Statements have been prepared in accordance with GAAP (as it existed as of the date of the Financial Statements) applied on a basis consistent with those of preceding fiscal periods; and

(ii)

The Financial Statements present fairly in all material respects the SemCAMS Assets, Liabilities and financial position of SemCAMS as at the end of the periods represented thereby, and the results of their operations and the changes in their financial position for the periods then ended (provided that, in the case of the unaudited financial statements, subject to normal year-end adjustments and the exclusion of notes thereto), all in accordance with GAAP (as it existed as of the date of the Financial Statements) consistently applied. True, correct and complete copies of the Financial Statements are set forth in Section 7.2(rr) of the Disclosure Schedule.

(ss)	Books and Records: All Books and Records have been properly, fully and accurately kept in all material respects in the ordinary course of business and in accordance with Applicable Laws.

Indebtedness

(tt)	Debt Instruments: Other than intercompany balances or promissory notes which shall be paid out or settled as part of the Required Transactions, SemCAMS is not party to any Debt Instrument.

(uu)

Guarantees: Except as contemplated by this Agreement in connection with the financing pursuant to the Debt Commitment Letter, SemCAMS has not given or agreed to give, nor is it a party to or bound by or subject to, any guarantees, letters of credit, indemnities or contingent or indirect obligations with respect to the Liabilities (contingent or otherwise), obligations or indebtedness of any Person.

(vv)

Indebtedness: The Financial Statements and Section 7.2(vv) of the Disclosure Schedule sets forth a complete and correct accounting of SemCAMS’ Indebtedness, calculated as of September 30, 2018 in accordance with GAAP. Since September 30, 2018 SemCAMS has not incurred any Indebtedness other than in the ordinary course of business and other than inter-company account balances incurred for overhead and interest charges consistent with its past practice.

SemCAMS Business Carried on in Ordinary Course

(ww)	SemCAMS Business Carried on in Ordinary Course:

(i)	Since the date of the execution of this Agreement, SemCAMS has not taken any action prohibited by Section 5.1; and

(ii)

Since December 31, 2017 and to the date hereof, SemCAMS has in all material respects carried on the SemCAMS Business in the ordinary course, consistent with past practice. Without limiting the generality of the foregoing, since December 31, 2017 and to the date hereof SemCAMS has not:

(A)	incurred or assumed any material obligation or material Liability of any nature whatsoever, other than Liabilities and obligations incurred in the ordinary course of business;

(B)	created or permitted to exist any Lien on any of the SemCAMS Assets other than any to be discharged as contemplated by this Agreement and the Permitted Liens;

(C)	made any capital expenditure other than in the ordinary course of business;

(D)	suffered any extraordinary Loss, whether or not covered by insurance;

(E)	made any material change to the method of billing customers or the credit terms made available to customers;

(F)	made any material change to any method of management, operation or accounting in respect of the SemCAMS Business;

(G)	compromised or settled any Claim pending against it before any Tribunal;

(H)	written off any accounts receivable other than in the ordinary course of business;

(I)	hired, promoted, demoted or dismissed any Employees other than in the ordinary course of business;

(J)	increased in any material respect the rate of wages, salaries, incentive pay or other compensation of any Employees except as required under the terms of any Contract;

(K)	increased in any material respect the rights or benefits to which Employees and former employees, and their dependents, are entitled under any Benefit Plan; or

(L)	authorized, agreed or become bound to do any of the foregoing.

Insurance

(xx)

Insurance Policies: Section 7.2(xx) of the Disclosure Schedule contains a complete and accurate listing of all insurance policies of SemCAMS relating to the SemCAMS Assets and the SemCAMS Business as of the date hereof, and SemGroup has provided complete and accurate copies of all such insurance policies to KKR. Such insurance policies are sufficient to comply with all Applicable Laws and Contracts to which SemCAMS is a party that require SemCAMS to maintain insurance coverage in respect of the SemCAMS Assets and the SemCAMS Business up until the Contribution Closing. No policy limits of such insurance policies have been exhausted or materially eroded or reduced and insurance policies providing substantially similar insurance coverage have been in effect continuously since May 1, 2015.

(yy)

Good Standing: With respect to the insurance policies listed in Section 7.2(xx) of the Disclosure Schedule, each is in good standing, all premiums required to be paid by SemCAMS have been properly paid, and SemGroup has no knowledge of any facts which might reasonably be expected to render any of the policies invalid or unenforceable.

(zz)

Outstanding Claims: No threatened or actual Claims against any of the policies described in Section 7.2(xx) of the Disclosure Schedule have been made in the last three (3) years. SemCAMS has not failed to give any notice or present any Claim under any of those insurance policies in a diligent and timely fashion.

(aaa)

Disallowed Claims and Increased Premiums: No notice of cancellation or non-renewal with respect to, nor disallowance of any material Claim under, any of those insurance policies has been received by SemGroup or SemCAMS. To the knowledge of SemGroup there are no circumstances or occurrences which would or might form the basis of a material increase in premiums for the current insurance coverage maintained by SemCAMS.

Tax Matters

(bbb)

Tax Returns: SemCAMS has duly filed on a timely basis and in the manner prescribed by Applicable Laws all Tax returns required to be filed by it with the appropriate Governmental Authority. All such Tax returns are complete and accurate in all material respects and, to the knowledge of SemGroup, disclose all Taxes required to be paid by SemCAMS for periods covered thereby.

(ccc)

Payment of Taxes: SemCAMS has on a timely basis paid all Taxes which were due and payable by it whether or not assessed by a Governmental Authority and no deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against it by any Governmental Authority. There are no Liens for Taxes upon SemCAMS or any of the SemCAMS Assets except for Permitted Liens.

(ddd)

Assessments/Reassessments: There are no reassessments of Taxes that have been issued and delivered to SemCAMS which remain outstanding. There are no Claims before any Tribunals, Assessment, reassessment, negotiation, investigation or request for information outstanding, pending or, to the knowledge of SemGroup, threatened, against SemCAMS in respect of Taxes.

(eee)	Withholding and Instalments: SemCAMS has withheld from each payment made by it the amount of all Taxes and other deductions and withholdings that was required under any applicable Tax legislation to be withheld therefrom and has remitted all those amounts withheld and paid all instalments of Taxes and other withholdings due and payable before the date of this Agreement to the relevant Governmental Authority within the time prescribed under any applicable Tax legislation.

(fff)

No Tax Returns Outside of Canada: SemCAMS has never been required to file any Tax return with any Governmental Authority outside Canada. No Claim has been made by any Governmental Authority in a jurisdiction where SemCAMS has not filed Tax returns that SemCAMS is or may be liable to taxation by that jurisdiction.

(ggg)

Non-Arm’s Length Transactions: SemCAMS is not subject to the Liability for Taxes of any other Person. SemCAMS has not acquired property from any Person in circumstances where SemCAMS did or could become liable for any Taxes of such Person. SemCAMS has not acquired property or services from, or disposed of property or provided services to, a Person with whom it does not deal at arm’s length (for purposes of the Tax Act) for an amount that is other than the fair market value of such property or services, and has not been deemed to have done so for purposes of any Tax legislation. SemCAMS has not entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed Liability for the payment of income Taxes owing by such Person.

(hhh)

Reserves: SemCAMS has not claimed any amount as a reserve under the Tax Act (including any one or more of subparagraph 40(1)(a)(iii), paragraph 20(1)(m) or paragraph 20(1)(n) of the Tax Act) or any analogous provincial or territorial Tax legislation, if any such amount could be included in the income of SemCAMS for a Post-Closing Period.

(iii)

Debt Forgiveness: Except as set out in Section 7.2(iii) of the Disclosure Schedule, there are no circumstances existing since January 1, 2011 which could result in, or which have existed and have resulted in, the application of sections 78, 79, 80, 81.01, 80.02, 80.03 or 80.04 of the Tax Act or any other analogous provisions of any comparable Tax legislation of any province or territory of Canada.

(jjj)

Transfer Pricing: For all transactions between SemCAMS and any non-resident Person with whom SemCAMS was not dealing at arm’s length during a taxation year commencing after 2010 and ending on or before the Closing Time, SemCAMS has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(kkk)	No Waivers: SemCAMS has not requested or entered into any agreement or other arrangement or executed any waiver providing for any extension of time within which:

(v)	to file any Tax return covering any Taxes for which SemCAMS may be liable;

(vi)	to file any elections, designations or similar filings relating to Taxes for which SemCAMS may be liable;

(vii)	SemCAMS is required to pay or remit any Taxes or amounts on account of Taxes; or

(viii)	any Governmental Authority may assess or collect Taxes for which SemCAMS may be liable.

(lll)

GST: SemCAMS is duly registered under Part IX of the Excise Tax Act (Canada) with respect to GST and has collected all GST required to be collected by it and has remitted to the appropriate Governmental Authority all GST required to be remitted by it.

Employee Matters

(mmm)

Employees: All of the Alberta-based individuals who provide services to SemCAMS or in respect of the SemCAMS Assets and SemCAMS Business, either as employees or independent contractors of SemGroup or any of its Affiliates (including SemCAMS), are Employees or are acting as independent contractors of SemCAMS, and such individuals collectively have the manpower and expertise necessary for the operation of the SemCAMS Business as it is currently being operated.

(nnn)

Employment Contracts: SemCAMS is not a party to any written employment agreement (including employment offers) or similar agreement or arrangement for the employment of one or more particular individuals to SemCAMS.

(ooo)

Workers’ Compensation: There are no fines, notices of reassessment or penalty assessments or any other communications related thereto which SemCAMS has received from any Governmental Authority relating to any workers’ compensation regime which are unpaid on the date hereof. All current assessments under workers’ compensation legislation in relation to SemCAMS and the SemCAMS Business have been paid and/or properly accrued by SemCAMS.

(ppp)

Collective Agreements: Other than as set out in Section 7.2(l) of the Disclosure Schedule, there are no collective agreements or other Contracts or agreements with any labour union or employee association currently in force, or that was in force since the commencement of the SemCAMS Business. SemCAMS has not entered into any collective agreements or made any commitments or conducted any negotiations with any labour union or employee association with respect to any future collective agreements and, to the knowledge of SemGroup, there is no current or threatened attempt to organize, certify or establish any labour union or employee association with respect to Employees.

(qqq)

Labour and Employment Disputes: There are no pending or, to the knowledge of SemGroup, threatened Labour Disputes, charges of unfair labour practice, complaints or applications pursuant to any applicable federal or provincial labour relations code, or any actual, or, to the knowledge of SemGroup, threatened complaint, action or Claim pursuant to any applicable federal or provincial human rights legislation or employment standards legislation or any other employment laws, or other proceeding whatsoever, by or involving any present or former employee of SemCAMS.

(rrr)

Contractors/Consultants: SemCAMS has not received written notice from any Governmental Authority disputing any classification of an independent contractor or consultant of SemCAMS and, to the knowledge of SemGroup, all such independent contractors and consultants have been properly classified as the same in accordance with Applicable Laws.

(sss)

Employee Benefits: SemCAMS has paid in full to or accrued in accordance with GAAP on behalf of its Employees and former employees, all wages, salaries, commissions, bonuses and other direct compensation for all services performed by such Employees, all vacation, profit-sharing and other benefits, all severance or termination pay owing to any former employee, and all amounts required to be reimbursed to such Employees. All accruals for unpaid vacation pay and overtime, premiums for employment insurance, Benefit Plan premiums, Canada Pension Plan premiums, premiums and assessments payable under applicable workers’ compensation legislation, and accrued wages, bonuses, expenses, salaries, allowances and commissions have been accurately reflected in the Books and Records.

(ttt)	Benefit Plans:

(i)

The list and description of Benefit Plans contained in Section 7.2(ttt) of the Disclosure Schedule is a complete and accurate list and description of all Benefit Plans together with all amendments that have been made to such plans since their inception and all of the employee benefit booklets relating thereto. Current and complete copies of all written Benefit Plans as amended to date or, where oral, written summaries of the terms thereof, and all current booklets describing the Benefit Plans which have been provided to all persons entitled to benefits under the Benefit Plans, have been delivered or made available to KKR.

(ii)	Except as set out in Section 7.2(ttt), none of the Benefits Plans is a registered pension plan which contains a defined benefit provision (in each case as defined in the Tax Act).

(iii)

All contributions to, and payments from, each Benefit Plan which may have been required to be made in accordance with the terms of any such Benefit Plan and Applicable Laws have been made in accordance with the terms of the Benefit Plan and Applicable Laws. Each Benefit Plan is, and has been, as applicable, established, registered, amended, funded and administered in compliance with the terms of such Benefit Plan and all Applicable Laws.

(iv)

Neither the execution and delivery of this Agreement nor the completion of the Contribution Transaction will constitute an event under any Benefit Plan or agreement with any Employee, former employee, or current or former director or officer, that will or may result in any severance or other payment or in the acceleration, vesting or increase in benefits.

(v)	There is no Claim (other than routine claims for payments of benefits) pending or threatened involving any Benefit Plan.

Legal Proceedings and Judgments

(uuu)

Legal Proceedings and Judgments: Other than as set out in Section 7.2(uuu) of the Disclosure Schedule, there are no pending and, to the knowledge of SemGroup, threatened legal proceedings by, against or relating to SemCAMS or the SemCAMS Assets before or by any Tribunal. There are no judgments unsatisfied against SemCAMS or any consent decrees or injunctions to which SemCAMS is subject. As of the date hereof, SemCAMS has not received written notice of any Claim with respect to the SemCAMS Assets by any First Nations or Métis or tribal or native groups or any Governmental Authority, indicating that any of the SemCAMS Assets infringe upon or have an adverse effect on aboriginal rights or interests of such First Nations or Métis or tribal or native groups.

Contracts and Commitments

(vvv)

Material Contracts: Section 7.2(vvv) of the Disclosure Schedule is a complete and accurate list of all the Material Contracts as of the date hereof. For purposes of this Agreement, “Material Contract” means any of the following Contracts in effect on the date hereof to which SemCAMS is a party:

(i)

for the purchase or sale of, lease or use of materials, supplies, equipment or services (including in respect of maintenance or operations services), in each case involving more than $1,000,000 in any calendar year or $5,000,000 of the life of the Contract, based on SemGroup’s good faith estimate taking into account the purchase or sale value, as applicable, for the most recently completed calendar year, if any;

(ii)	for the purchase or sale of, lease or use of Real Property Interests other than Permitted Liens;

(iii)

relating to the transportation, handling, or storage of Petroleum Substances, excluding certain interruptible transportation, handling or storage contracts that account for not more than 17% of the value (measured by reference to gross margin) of all such contracts;

(iv)	made with any First Nations, Metis, tribal or native groups or communities in the vicinity of the SemCAMS Assets;

(v)	pursuant to which SemCAMS is committed to make a capital expenditure or to purchase a capital asset in excess of $1,000,000;

(vi)	obligating SemCAMS to pay royalties, licence fees or similar payments in excess of $500,000 in any calendar year;

(vii)	containing any material quotations, orders or tenders for Contracts which fall within the scope of the Subsections above which remain open for acceptance;

(viii)

containing any: (A) non-competition or non-solicitation covenant; (B) area of mutual interest; (C) area of exclusion; or (D) any another provision or covenant which materially restricts SemCAMS or the conduct of the SemCAMS Business;

(ix)	that is or contains a power of attorney or agreement of agency except in the ordinary course of business;

(x)	that is a partnership, joint venture, or similar agreement or arrangement, or any cooperative agreement involving a sharing of profits with any Person;

(xi)

relating to the acquisition or disposition of any part of the SemCAMS Business or any assets used in the SemCAMS Business (whether by merger, sale of stock, sale of SemCAMS Assets or otherwise) where the amount paid by or to SemCAMS is in excess of $1,000,000 and for which there remains outstanding any material Liabilities or obligations (contingent or otherwise);

(xii)	containing restrictions with respect to the payment of any dividend or other form of distribution in respect of the Contributed Shares;

(xiii)

that the termination, expiry or non-renewal of which could reasonably be expected to result, individually or in the aggregate, in Losses totalling in excess of $1,000,000 or that could otherwise have a Material Adverse Effect;

(xiv)

that is a confidentiality, secrecy or non-disclosure Contract (under which SemCAMS has ongoing obligations of confidentiality thereunder) relating to any proprietary or confidential information of any other Person excluding those entered into in the ordinary course of business;

(xv)

any vehicle and equipment leases or any other Contract under which SemCAMS is a lessee of, or holds, operates or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Third Party involving payments by SemCAMS of more than $500,000 on an annual basis;

(xvi)	pursuant to which certain prices are charged according to a most-favored nations clause;

(xvii)	that contain “take or pay” arrangements where SemCAMS has the payment obligation;

(xviii)	that are a stock option, stock purchase or stock appreciation plan;

(xix)	that are with any Governmental Authority;

(xx)	evidencing Indebtedness of SemCAMS in excess of $100,000;

(xxi)	that provides for an option or right or privilege to acquire any of the SemCAMS Assets;

(xxii)	that is a swap, option, hedge, future or similar instrument;

(xxiii)	that licenses Intellectual Property from a Third Party, other than “shrink wrap”, “click wrap” or “off the shelf” software licenses that are generally commercially available;

(xxiv)	that requires, or could reasonably be expected to require, the posting of credit support;

(xxv)	the contain obligations with respect to registered pension plans in which one or more Employees participate;

(xxvi)	that contain any rights, obligations, covenants or agreements which apply to or are triggered by a change of control of SemCAMS;

(xxvii)	containing obligations, contingent or otherwise, of SemCAMS to provide material funds to, or make any material investment in any Person (in the form of a loan, contribution or otherwise);

(xxviii)

pursuant to which SemCAMS has given or agreed to give, or is a party to or bound by, any guarantee, surety or indemnity in respect of indebtedness, or other obligations, of any Person (other than SemCAMS), or any other commitment by which SemCAMS is, or is contingently, responsible for such indebtedness or other obligations; or

(xxix)	including a covenant or other obligation to enter into negotiations with a Third Party in respect of a Contract, or to execute a Contract by a stipulated date.

(www)	Access to Material Contracts: True and complete copies of all the Material Contracts, including any amendments to those Material Contracts, have been made available to KKR for inspection.

(xxx)

Standing of Material Contracts: The Material Contracts are in full force and effect and in good standing in all material respects with no amendments. There are no current or pending negotiations with respect to the renewal, repudiation or material amendment of any of the Material Contracts.

(yyy)

Default Under Material Contracts: Neither SemCAMS or, to the knowledge of SemGroup, any other party to a Material Contract is in default or breach, in any material respect, of a Material Contract and, to the knowledge of SemGroup, there does not exist any event, condition or omission that would constitute such a default or breach with the lapse of time or notice or both. SemCAMS has not received any notice of termination or non-renewal under, or in respect of a Material Contract. No event, matter or circumstance is subsisting which constitutes or would reasonably be expected to constitute a force majeure pursuant to a Material Contract.

Non Arm’s Length Transactions.

(zzz)

Non-Arm’s Length Transactions: No director or officer, former director or officer, shareholder or Employee of SemCAMS (or any other Person not dealing at arm’s length (within the meaning of the Tax Act) with SemCAMS) has engaged in any transaction or arrangement with or is a party to a Contract with, or has any Indebtedness, Liability or obligation to SemCAMS other than as is disclosed in the Material Contracts and except for employment, director and officer indemnification and other similar agreements entered into in the normal course of business.

(aaaa)	Related Party Agreements: Except as set forth in the Disclosure Schedule or otherwise contemplated by this Agreement, there are no agreements existing between SemCAMS and any Affiliate of SemCAMS.

(bbbb)

Assets Utilized by the SemCAMS Business Under Contract with a Related Party: No real property, motor vehicles, machinery, equipment and other property owned by any Affiliate of SemCAMS is provided to SemCAMS under any lease, rental agreement, licence or other arrangement that allows SemCAMS to use such property.

Anti-Bribery; Anti-Money Laundering

(cccc)

Anti-Corruption: Neither SemCAMS, any of its Subsidiaries nor, to the knowledge of SemGroup, any director, officer, agent, employee or other Person authorized by SemCAMS or any of its Subsidiaries to act on their behalf has: (i) directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, directly or indirectly; (iii) violated or is in violation of any applicable Anti-Bribery Law or Anti-Money Laundering Law; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, in each case related to this Agreement or the Contribution Transaction. SemCAMS has established and continues to maintain reasonable internal policies, procedures and controls intended to ensure compliance with anti-corruption and anti-money laundering laws, including reasonable policies, procedures and controls designed to ensure that SemCAMS’ agents and other Third Parties do not make payments in violation of anti-corruption and anti-money laundering laws.

(dddd)

Sanctions: Neither SemCAMS, any of its Subsidiaries nor, to the knowledge of SemGroup, any director, officer, agent, employee or other Person authorized by SemCAMS or any of its Subsidiaries to act on their behalf, is a Sanctioned Person nor has it engaged in, nor is it now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person, nor has it otherwise violated Sanctions.

(eeee)

Enforcement Action: Neither SemCAMS, any of its Subsidiaries is party to any actual or threatened legal proceedings or outstanding enforcement action relating to any breach or suspected breach of Anti-Bribery Laws, Sanctions, or Export Control Laws.

Accounting Practices

(ffff)

Accounting Practices: SemCAMS has not received any material complaint, allegation, assertion, expression of concern or Claim from any Governmental Authority regarding the accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Corporation, including any material complaint, allegation, assertion, expression of concern or Claim that SemCAMS has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of SemCAMS’ board of directors or the audit committee of SemCAMS’ board of directors.

Off-Balance Sheet Arrangements

(gggg)	Off-Balance Sheet: Except as disclosed or reflected in the Financial Statements, SemCAMS is not party to any material off-balance sheet arrangements, as that term is understood under GAAP.

Fees

(hhhh)

Transaction Fees: Except as contemplated in this Agreement, neither SemGroup nor SemCAMS has retained, engaged or entered into any Contract (whether written or oral) with any Person who is or will be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with the negotiation, execution or performance of this Agreement.

Directive 067

(iiii)

Directive 067: SemGroup is not aware of any facts or circumstances pertaining to SemCAMS that could reasonably be expected to result in SemCAMS being determined to pose “an unreasonable risk” as contemplated under AER Directive 067.

7.3	Limitation Regarding SemGroup’s Representations and Warranties

(a)

Each of SemGroup’s representations and warranties set forth in Section 7.2 is made as of the date hereof and as of the date of the Contribution Closing, or, as of such other date or dates as specified therein, and will be confirmed as of the date of the Contribution Closing by SemGroup by delivery of the certificate of SemGroup under Section 4.2(a).

(b)

Except as expressly set forth herein and without limiting the foregoing Section 7.2, other than the representations and warranties herein, SemGroup makes no representation or warranty relating to any part of SemCAMS, the SemCAMS Assets or the SemCAMS Business or the condition thereof including:

(i)	the right, title or interest of SemCAMS in and to the SemCAMS Assets;

(ii)

the value of SemCAMS, the SemCAMS Assets or the SemCAMS Business or the future cash flow therefrom, including any past, present or future Losses or Liabilities, including Environmental Liabilities, pertaining to the SemCAMS Assets;

(iii)	the quality, condition, fitness for any particular purpose or merchantability of any equipment or other tangible depreciable property included in the SemCAMS Assets;

(iv)	any rights to occupy, cross or otherwise use or enjoy the surface of the lands upon which the SemCAMS Assets are situate or used to gain access thereto;

(v)	as to the manner of operating the SemCAMS Assets, and the future expenses related thereto;

(vi)

regarding any future volumes of Petroleum Substances to be transported, handled, processed or stored using the SemCAMS Assets, delivered to or lifted from any terminals or other economic or operational performance;

(vii)	as to the nature and extent of SemCAMS’s Real Property Interests;

(viii)	as to the compliance of SemCAMS, the SemCAMS Assets or the SemCAMS Business with Applicable Laws; and/or

(ix)

that the SemCAMS Assets constitute all of the property, equipment, permits, contract rights, land rights and/or other assets, interests or rights required for the ownership and operation of the SemCAMS Assets or the operation of the SemCAMS Business, and SemGroup hereby expressly negates, and KKR and the Corporation hereby waive, all other representations or warranties made in respect of the SemCAMS Assets relating to any such Person, property, circumstance or matter, regardless of whether made directly or indirectly, in verbal, written or electronic form, by SemGroup or any of its Representatives, or implied under or arising by operation of law.

(c)

By reason of the knowledge and experience of KKR and the Corporation in the evaluation, acquisition and operation of similar properties, assets and facilities, each of KKR and the Corporation has evaluated the merits and risks of the Contribution Transaction and has formed an opinion based upon its knowledge and experience and not upon any representations or warranties other than those set forth in this Agreement by SemGroup or with respect to the accuracy or completeness of any files, records, data, information or materials heretofore or hereafter furnished to KKR and the Corporation in connection with the SemCAMS Assets unless a representation or warranty as to the accuracy or completeness thereof is contained herein, any reliance on or use of the same has been and will be at the sole risk of KKR and the Corporation. Each of KKR and the Corporation acknowledges that, prior to signing this Agreement, it was given adequate opportunity and conducted or had conducted on its behalf, at its own risk and expense and to its satisfaction, any and all examinations, reviews, inspections, investigations or other due diligence relating to the SemCAMS Business and the SemCAMS Assets deemed necessary it.

7.4	Acknowledgement by KKR and the Corporation

Each of KKR and the Corporation acknowledges and confirms that:

(a)

no representations, warranties or indemnities are made or given by SemGroup in respect of SemCAMS, the SemCAMS Assets or the SemCAMS Business other than as expressly set forth in this Agreement or any document, instrument or agreement executed and delivered by SemGroup pursuant to this Agreement;

(b)

subject to the terms and conditions of this Agreement and the documents, instruments and agreements executed and delivered by SemGroup pursuant to this Agreement and the representations and warranties contained herein and therein, SemCAMS, the SemCAMS Assets and the SemCAMS Business are deemed to have been acquired by the Corporation on an “as is, where is” basis at its own risk and peril and that it has performed its own due diligence and evaluations; and

(c)

subject to the terms and conditions of this Agreement and the documents, instruments and agreements executed and delivered by SemGroup pursuant to this Agreement and the representations and warranties contained herein and therein, it has relied, and will continue to rely, upon its own due diligence and evaluations and the representations and warranties set forth herein with respect to all matters referred to herein, including with respect to the condition, Environment or otherwise, of the SemCAMS Assets, of the Contributed Shares, or of the SemCAMS Business.

ARTICLE 8

ADDITIONAL COVENANTS

8.1	Confidentiality

(a)

Confidential Information is not to be discussed with or disclosed to any third party or used by any Party other than for the purpose of evaluating, negotiating, executing, financing and implementing the Contribution Transaction, the Debt Financing and the purchase of the Meritage Shares pursuant to the Share Purchase Agreement. Notwithstanding the preceding sentence, the Parties may make disclosures of Confidential Information:

(i)

to their respective Affiliates and to each of their Representatives and to their respective Affiliates’ Representatives, directly and solely for the purpose of evaluating, negotiating, executing, financing and implementing the transactions contemplated by this Agreement; provided, however, that each Party shall cause its Representatives to comply with the confidentiality obligations contained in this Section 8.1 and shall be responsible for any breaches by its Representatives of those obligations; provided, however, that a Party shall not be responsible for breaches by any of its Representatives who is not one of its officers, directors, trustees, members or employees and who has agreed in writing for the benefit of the applicable Party providing Confidential Information to be bound by the confidentiality obligations contained in this Section 8.1;

(ii)	with the express prior written consent of the other Party;

(iii)

to its auditors in connection with an audit of its financial statements or review undertaken in connection with its internal control or disclosure control or the delivery of a “comfort” letter to underwriters;

(iv)	as may be required in response to any summons, subpoena or discovery order or to comply with any Applicable Law; or

(v)

to a Governmental Authority in response to a bona fide information request received from such entity which, if such Party reasonably believes that failing to respond would adversely affect the relationship of such Party with such Governmental Authority.

If any Party determines that it (or any of its Representatives) is required by Applicable Law to disclose Confidential Information or information regarding this Agreement, it will, to the extent reasonably practicable and not contrary to the terms of such requirement, promptly consult with the other Party regarding such disclosure or filing before it is required to make any such disclosure and take all lawful reasonable steps and actions to seek confidential treatment for such portions of the disclosure or filing or other protective action as may be reasonably requested by the other Party.

(b)	The obligations of confidentiality and the restrictions on the use of Confidential Information set forth in this Section 8.1 do not extend to

(i)	a bona fide prospective purchaser or financier of an interest in any of the Parties or any of their respective Affiliates;

(ii)	a financier of any of the Parties or any of their respective Affiliates;

(iii)	an underwriter or dealer pursuant to a bona fide capital raising transaction on the public debt or equity markets;

(iv)

any disclosure by any of the Parties or their Affiliates to the extent such information is required to be disclosed to obtain any authorization, licence, Consent or order from, or is required to be provided in any notice to, any Governmental Authority necessary in connection with the consummation of the transactions hereunder, such disclosure to be in a form and scope approved by the Parties, acting reasonably;

(v)

any disclosure by any of the Parties hereto or their Affiliates to the extent such information is required to be disclosed in a prospectus, registration statement or similar disclosure document pursuant to a bona fide public distribution of securities in accordance with all applicable securities laws or pursuant to disclosure obligations under Applicable Law (including any stock exchange rule or policy to which such Party or its Affiliates are subject); or

(vi)

the distribution of Confidential Information by KKR or its Affiliates to any limited partner or prospective limited partner in a private equity fund managed by Affiliates of KKR, to the extent such Confidential Information is reasonably relevant to the current investment or future investment decision of any such limited partner or prospective limited partner.

provided that (1) the recipient of any Confidential Information pursuant to any of (i), (ii), (iii) or (iv) above either (A) enters into a confidentiality agreement for the benefit of the Parties under which it agrees to comply with the obligations contained in this Section 8.1, with appropriate changes necessary to apply it to these circumstances, the form of which confidentiality agreement has been approved by each Party, acting reasonably, or (B) is subject to a legal regime that imposes comparable confidentiality requirements to those set forth herein, and (2) the Party disclosing the Confidential Information must use reasonable endeavours to protect commercially sensitive information by way of redaction and other appropriate protocols.

8.2	Public Announcements

Each of the Parties shall cooperate with the other in releasing information concerning this Agreement and the transactions contemplated hereby, and shall furnish to, discuss with and obtain approval from the other Parties of all press and other releases not less than two

Business Days prior to publication, which approval shall not be unreasonably withheld; provided that nothing contained herein shall prevent any Party or its Affiliates, at any time, from furnishing any information to any, or filing any information with, a Governmental Authority or disclosing any information to the public, if required pursuant to Applicable Law (including any stock exchange rule or policy to which such Party or its Affiliates are subject); and provided further that prior to any public release, the releasing Party shall consult with the other Parties to the extent practicable in the circumstances.

8.3	Privacy Restrictions

For the purposes of this Section 8.3, “Personal Information” shall mean information about an identifiable individual that is personal in nature and is not otherwise publicly available from sources that have no obligation of confidentiality or non-disclosure. Each Party shall, and shall ensure that its Representatives comply with all Applicable Laws which govern the collection, use and disclosure of Personal Information which is collected or used by, or disclosed to, it in connection with this Agreement, and shall comply with applicable privacy laws and the regulations in respect thereof. Each Party shall limit, and shall cause its Representatives to limit the use, collection and disclosure of Personal Information, if any, to those purposes that relate to this Agreement and shall otherwise limit disclosure of Personal Information to disclosure required by Applicable Law. Each Party shall use appropriate security measures to protect the Personal Information against accidental or inappropriate disclosure.

ARTICLE 9

TERMINATION

9.1	Automatic Termination

This Agreement shall automatically terminate upon the termination of the Share Purchase Agreement without the Meritage Closing having occurred. If this Agreement terminates pursuant to the foregoing sentence, the Parties shall be released and discharged from all further obligations hereunder, except with respect to those rights and obligations which accrued prior to such termination or those provisions which are expressly stated to survive termination of this Agreement.

9.2	Survival of Certain Provisions

The obligations of the Parties under Section 3.2, Article 8, Article 10, Article 11 and Article 13 shall survive indefinitely the termination of this Agreement. All defined terms used in any provision surviving after the termination of this Agreement shall survive until the provision in which such defined term is used expires in accordance with its terms.

ARTICLE 10

REMEDIES AND INDEMNIFICATION

10.1	Indemnity by SemGroup

Subject to the other provisions of this Article 10 and such other limitations set out elsewhere in the Agreement, from and after the Contribution Closing, SemGroup shall indemnify and as a separate covenant, save the Corporation and the KKR Indemnitees harmless from and against all Losses suffered or incurred by any of them to the extent it is a result of or arising directly or indirectly from, out of, with respect to or in connection with any of the following:

(a)	the implementation, completion, effect or any other aspect of the Required Transactions;

(b)	the failure to make any withholdings on or with respect to any payments made by SemCAMS to SemGroup Corporation or interest expenses of SemGroup Corporation allocated to SemCAMS;

(c)	the failure of the Corporation to withhold and remit on a timely basis sufficient amount under Part XIII of the Tax Act in respect of the SemGroup Contribution; or

(d)

a breach or non-fulfillment of any agreement, term or covenant on the part of SemGroup made or to be observed or performed under this Agreement or any other agreement or document delivered pursuant hereto.

10.2	Indemnity by KKR

Subject to the other provisions of this Article 10 and such other limitations set out elsewhere in the Agreement, from and after the Contribution Closing, KKR shall indemnify and as a separate covenant, save the Corporation and the SemGroup Indemnitees harmless from and against all Losses suffered or incurred by any of them to the extent it is a result of or arising directly or indirectly from, out of, with respect to or in connection with any of the following:

(a)	any warranties or representations made on the part of KKR in this Agreement being untrue; or

(b)	a breach or non-fulfillment of any agreement, term or covenant on the part of KKR made or to be observed or performed under this Agreement or any other agreement or document delivered pursuant hereto.

10.3	Enforcement by Indemnitees

Each Party will act as the trustee to its Representatives and other related indemnified Persons to the extent indemnified under this Agreement and accepts this trust and will hold and enforce the covenants herein on behalf of such Representatives and other related indemnified Persons.

10.4	Limitation of Liability

(a)

Notwithstanding any other provision contained herein, from and after the Contribution Closing, SemGroup has no Liability for, or any obligation to make any payment for, Losses (for indemnification or otherwise) in respect of the representations and warranties set forth in this Agreement, including all provisions in Section 7.2, or the other Contribution Documents, being untrue, inaccurate or incorrect, and for the purpose of Section 10.1, a breach or non-fulfillment of any agreement, term or covenant does not include that a representation or warranty made on the part SemGroup in this Agreement being untrue. KKR shall cause the representation and warranty insurance policies issued by Chubb Insurance Company of Canada, Euclid Transactional, LLC and Ethos Specialty Insurance Services, LLC in favour of the KKR Indemnitees in respect of the Contribution Transaction (the “R&W Insurance Policy”) (the cost of which shall be for the sole account of the Corporation) to be issued at the Contribution Closing (in accordance with the terms of the binder thereof) and remain in full force and effect for the term of such R&W Insurance Policy. Notwithstanding anything to the contrary contained herein, (i) the KKR Indemnitees shall not have any recourse to SemGroup for Losses as a result of, arising out of, or related to any breach of or inaccuracy in any representation or warranty of SemGroup in this Agreement or the other Contribution Documents, other than claims for Fraud, and (ii) the sole and exclusive remedy and recourse of the KKR Indemnitees and the Corporation for Losses as a result of, arising out of, or related to any breach of or inaccuracy in any representation or warranty of SemGroup in this Agreement or the other Contribution Documents, other than claims for Fraud, shall be to recover under the R&W Insurance Policy. The R&W Insurance Policy shall expressly provide that the insurer(s) issuing the R&W Insurance Policy shall waive or otherwise not pursue any subrogation rights against SemGroup and any of SemGroup’s Affiliates or any of their respective equityholders or Representatives, except in the case of Fraud, as applicable. From and after the date hereof, neither KKR nor the Corporation shall (and shall cause their respective Affiliates to not) grant any right of subrogation or otherwise amend, modify, terminate, or waive any term or condition of the R&W Insurance Policy in a manner inconsistent with the immediately preceding sentence or otherwise in a manner adverse to SemGroup, any of SemGroup’s Affiliates or any of their respective equityholders or Representatives. To the extent that SemGroup would be liable for Losses under Section 10.1 and such Losses would also be covered by the R&W Insurance Policy then KKR and the Corporation shall seek recovery under the R&W Insurance Policy first prior to making any Claims against SemGroup in respect of such matters pursuant to any right of indemnification against SemGroup arising under Section 10.1.

(b)	In the cases of Losses suffered, sustained or incurred by the KKR Indemnitees or the Corporation which SemGroup is liable hereunder, each of KKR and the

Corporation agree and confirm that, notwithstanding any provisions of this Agreement, it will take commercially reasonable steps required by law to mitigate such Losses upon and after becoming aware of any event which would reasonably be expected to give rise to any such Losses, including if a Claim may be reduced by any recovery under or pursuant to any insurance coverage (and Purchaser will provide prompt notice to the insurer of applicable Losses that would apply towards satisfaction of such retention amount), taking commercially reasonable steps to enforce such recovery. For certainty, the commercially reasonable efforts of each of KKR and the Corporation pursuant to this Section 10.4(b) shall not include any efforts which, in its reasonable opinion, will materially adversely impact its business.

10.5	Exclusive Remedies

(a)	Notwithstanding any other provision contained herein, if the Meritage Closing does not occur:

(i)

the sole and exclusive monetary remedy of SemGroup for any misrepresentation or breach of a representation, warranty or covenant of KKR contained in any Contribution Document shall be the remedy set forth in Section 3.2(c);

(ii)

the sole and exclusive monetary remedy of KKR for any misrepresentation or breach of a representation, warranty or covenant of SemGroup contained in any Contribution Document shall be the remedy set forth in Section 3.2(d); and

(iii)	the Corporation shall not have any monetary liabilities to any other Party for any misrepresentation or breach of a representation, warranty or covenant contained in any Contribution Document; and

(b)	Notwithstanding any other provision contained herein, if the Meritage Closing occurs:

(i)

other than in the case of fraud by a Party, the liability and indemnification provisions of this Article 10 shall be the sole and exclusive monetary remedy of an Indemnified Party for any misrepresentation or breach of a representation, warranty or covenant of the Indemnifying Party contained in any Contribution Document;

(ii)

no misrepresentation or breach of a representation, warranty or covenant shall give rise to any right on the part of any Party to rescind this Agreement, any of the Transaction Documents or any of the transactions contemplated hereby or thereby; and

(iii)	neither KKR nor SemGroup shall have any liability to any Party or any Party’s Representatives under Section 5.3 or 5.4.

10.6	Notice of Claim

(a)

In the event that a Party (the “Indemnified Party”) becomes aware of any Claim it or any of its Representatives or other related indemnified Persons may have arising out of or in connection with this Agreement or the Contribution Transaction (a “Indemnity Claim”), the Indemnified Party shall promptly give notice thereof (a “Notice of Claim”) to the other Party (the “Indemnifying Party”) from whom it is seeking indemnification hereunder. Such Notice of Claim shall specify whether the Indemnity Claim arises as a result of a Claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Indemnity Claim does not so arise, and shall also specify with reasonable particularity (to the extent that the information is available): (i) the factual basis for the Indemnity Claim; and (ii) the amount of the Indemnity Claim, if known. A failure to give prompt notice as provided in this Section 10.3 shall not affect the rights or obligations of any party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was directly prejudiced as a result of such failure, including should it have been deprived of its right to recover any payment under its applicable insurance coverage.

(b)

The obligations of an Indemnifying Party hereunder to indemnify the Indemnified Party in respect of any breach or inaccuracy of any representation or warranty are subject to and conditional upon the Indemnified Party providing a Notice of Claim to the Indemnifying Party in accordance with this Section 10.3.

10.7	Defence of Third Party Claims

(a)

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Indemnity Claim, provided that the Indemnifying Party has acknowledged its Liability hereunder for the Indemnity Claim and any Losses arising therefrom and has furnished such security or other assurances as the Indemnified Party may reasonably request in connection therewith, and provided further that any such negotiation, settlement or defence is conducted in good faith and with due diligence, and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences).

(b)

If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, then the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(c)

Notwithstanding the foregoing provisions of this Section 10.7, the Indemnified Party shall have the sole and exclusive right to participate in or assume control of the negotiation, settlement or defence of a Third Party Claim if:

(i)	the Indemnity Claim for indemnification involves or relates, directly or indirectly and in any manner whatsoever, to any present material customer or supplier of the Corporation; or

(ii)	the Third Party Claim seeks any injunctive or other relief (other than monetary damages) against the Indemnified Party,

in which case the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim but shall have the right to participate in the negotiations, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf and at its expense.

(d)

If any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Laws to make a payment to any Person other than a Party or a Party’s Affiliates and its and their Related Persons (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment.

(e)

If the amount of any Liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

10.8	Settlement of Third Party Claims

Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim pursuant to Section 10.7, the Indemnified Party shall not settle or pay any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. The Indemnified Party and the Indemnifying Party shall consult and cooperate fully with each other on a timely basis with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available). The Indemnified Party shall make available to the Indemnifying Party or its Representatives, on a timely basis, all documents, records and other materials in the possession of the Indemnified Party which are reasonably required by the Indemnifying Party for its use in connection herewith, all at the cost and expense of the Indemnifying Party.

10.9	Reductions and Subrogation

(a)

If the amount of Losses incurred by an Indemnified Party or any of its Representatives or other related indemnified Persons at any time subsequent to the making of an indemnity payment hereunder is actually reduced by any recovery, settlement or otherwise under any insurance coverage or under any Claim, recovery, settlement or payment by or against any other Person, including under any manufacturer’s or other third party warranty, the Indemnified Party shall promptly repay to the Indemnifying Party the amount of the reduction (less any costs, expenses (including Taxes) or premiums incurred in connection therewith). For greater certainty, no repayment by the Indemnified Party shall be required unless, and to the extent that, the sum of the indemnity payment and the amount received from the Third Party exceeds the total amount of Losses (which was required to be paid by the Indemnified Party subject to the terms of this Agreement) to which the indemnity payment relates.

(b)

Each Indemnified Party shall use all commercially reasonable efforts to recover the full amount available to it under any such recovery, settlement or otherwise under any insurance coverage or under any Claim, recovery, settlement or payment by or against any other Person, including under any manufacturer’s or other third party warranty. For certainty, the commercially reasonable efforts of each of KKR and the Corporation pursuant to this Section 10.9(b) shall not include any efforts which, in its reasonable opinion, will materially adversely impact its business.

(c)

Upon making a full indemnity payment, the Indemnifying Party will, to the extent of that indemnity payment, be subrogated to all rights of the indemnified Person against any Third Party in respect of the Losses to which the indemnity payment relates, provided that until the Indemnified Party recovers full payment of the Losses to which the indemnity payment relates, any and all claims of the Indemnifying Party against any such Third Party on account of the indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such Third Party.

10.10	Payment and Interest

All amounts to be paid by an Indemnifying Party under this Article 10 will bear interest at a rate per annum equal to the Interest Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnified Party gave notice of a Claim to the date of payment by the Indemnifying Party to the Indemnified Party.

10.11	No Double Recovery

An Indemnified Party shall not be entitled to double recovery for any Losses even though the Losses may have resulted from the breach of more than one of the representations, warranties, indemnities and covenants made or given by the Indemnifying Party in this Agreement.

10.12	Net Benefit

No Indemnifying Party shall be liable under this Section 10.12 in respect of any Losses suffered by any Indemnified Person to the extent there are any offsetting savings by or net financial benefits to such Indemnified Person arising from such Losses or the facts, matters, events or circumstances giving rise to such Losses. Without limiting the generality of the foregoing, in calculating the amount of any Losses indemnifiable hereunder, there shall be deducted an amount equal to the amount of the Tax deduction or Tax credit, as the case may be, multiplied by 5%.

10.13	Tax Gross Up

If any indemnity payment hereunder is subject to Tax, the Indemnity Payment shall be increased as may be necessary so that the relevant Indemnified Party will receive a net amount (after deducting such Taxes) equal to the amount otherwise payable under this Article 10.

10.14	Treatment of Indemnification Payments

To the fullest extent permitted under Applicable Laws, for all purposes (including tax purposes), the Parties shall treat any indemnification payment made under this Article 10 by KKR or SemGroup to the Corporation in respect of a misrepresentation or breach of representation or warranty as an adjustment to the purchase price paid by the Corporation in exchange for the KKR Contribution or the SemGroup Contribution, respectively. For greater certainty, the foregoing shall not result in any adjustment in the respective equity interests of shareholders in the Corporation or the number of shares issued to KKR or SemGroup in exchange for the KKR Contribution or the SemGroup Contribution, respectively.

ARTICLE 11

DISPUTE RESOLUTION

11.1	Dispute Resolution

Any Dispute shall be dealt with in accordance with the Dispute Resolution Procedure.

ARTICLE 12

POST-CLOSING MATTERS

12.1	Note Settlement

Promptly following the Debt Financing Closing, the Corporation shall:

(a)	use the proceeds from the Debt Financing Closing to settle and pay (in part), from a special purpose bank account established for such purpose, the SemGroup Note,

which payment the Parties acknowledge and agree is intended, to the maximum extent permitted under Treasury Regulation 1.707-4(d), to constitute a reimbursement of pre-formation capital expenditures, the treatment of which is described in such Regulation; and

(b)	use remaining cash on hand from the KKR Contribution to settle and pay the remaining portion of the amount owing under the SemGroup Note.

12.2	Post-Closing Reorganization

Promptly following the Meritage Closing, the Parties shall, and shall cause SemCAMS and Meritage ULC to, carry out the following reorganization and amalgamations and matters incidental thereto:

(a)

the name of Meritage ULC shall be immediately changed to “SemCAMS MM ULC”, the prior directors of Meritage ULC shall be replaced with Brandon Freiman and David Gosse and the registered office and records office of Meritage ULC shall be changed to the Designated Address;

(b)	SemCAMS shall be continued from the Province of Nova Scotia as an unlimited liability corporation to the Province of British Columbia under the Business Corporations Act (British Columbia);

(c)

SemCAMS shall be continued from the Province of British Columbia to the Province of Alberta under the Business Corporations Act (Alberta), the prior directors of SemCAMS shall be replaced with Brandon Freiman and David Gosse and the registered office and records office of SemCAMS shall be changed to the Designated Address;

(d)

Meritage ULC, SemCAMS and the Corporation shall thereupon be amalgamated pursuant to Section 184(1) of the Business Corporations Act (Alberta) resulting in a new unlimited liability corporation (“Amalco”) on the following basis: (i) the shares of each of SemCAMS and Meritage ULC shall be cancelled without any repayment of capital in respect thereof; (ii) the articles of amalgamation will be the same as the articles of incorporation of the Corporation; (iii) no securities shall be issued by Amalco in connection with the amalgamation; (iv) the stated capital of Amalco shall be the same as the stated capital of the Corporation; (v) the directors of Amalco shall be appointed in accordance with the terms of the Unanimous Shareholder Agreement; and (vi) the registered office and records office of Amalco shall be same as the Corporation; and

(e)

the Corporation, KKR and SemGroup shall, and shall cause Amalco, SemGroup, Meritage ULC and the Corporation to, execute, deliver and register all documents and deliveries required to effect the matters described in this Section 12.1.

For the avoidance of doubt, from and after the formation of Amalco, (x) all actions and things to be done by the Corporation pursuant to this Agreement shall become obligations of Amalco, and (y) unless the context requires otherwise, all references to the Corporation or SemCAMS in this Agreement shall be references to Amalco.

12.3	Use of Proceeds

SemGroup shall not, and shall not permit any of its Affiliates to, use the proceeds received by it pursuant to this Agreement in violation of any Anti-Bribery Laws, nor shall directly or knowingly indirectly transfer such proceeds to or for the benefit of any Sanctioned Person or in violation of Sanctions.

ARTICLE 13

GENERAL

13.1	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sent or delivered to the respective Parties at their respective addresses, facsimile numbers or e-mail addresses set forth below (or at or to such other address, facsimile, number or e-mail address as shall be designated by any Party in a written notice to the other Parties):

in the case of SemGroup to:

SemCanada II, L.P.

6120 S. Yale Ave., #1500

Tulsa, OK 74136

U.S.A.

Attention:	Tim O’Sullivan and Susan Lindberg
Email:	tosullivan@semgroup.com and slindberg@semgroup.com

in the case of KKR to:

KKR & Co. L.P.

2800 Sand Hill Road

Suite 200

Menlo Park, CA 94025

U.S.A.

Attention:	Brandon Freiman
Facsimile No:	(212) 750-0003
Email:	brandon.freiman@kkr.com

in the case of the Corporation to:

SemCAMS Midstream ULC

c/o SemCAMS ULC

Suite 700, 520 3rd Avenue SW

Calgary, AB T2P 0R3

Canada

Attention:	Leanne Campbell
Email:	LCampbell@semgroupcorp.com

with a copy to each of SemGroup and KKR.

Any notice and communications shall be effective:

(a)

if delivered by hand, sent by certified or registered mail or sent by an overnight courier service, when received; and, provided that if such date is a day other than a Business Day, where the recipient Party is located, then such notice shall be deemed to have been given and received on the first Business Day, where the recipient Party is located, following the date of such delivery; and

(b)

if sent by facsimile or e-mail transmission and successfully transmitted before 5:00 p.m. on a Business Day, where the recipient Party is located, then on that Business Day, and if transmitted after 5:00 p.m. on that day or on a day that is not a Business Day, then on the first Business Day, where the recipient Party is located, following the date of transmission.

13.2	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Subject to Article 11, each of the Parties irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

13.3	Further Assurances

Each Party shall execute all such further instruments and documents and shall take all such further actions as may be necessary to effect this Agreement and the transactions contemplated hereby, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

13.4	Severability

If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part hereof so that the invalidity shall not affect the validity of the remainder of this Agreement which shall be construed as if this Agreement had been executed without the invalid portion.

13.5	Entire Agreement

This Agreement, together with the Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, among the Parties.

13.6	Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties individually.

13.7	Waivers

The failure by any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision unless such waiver is acknowledged in writing, nor shall such failure affect the validity of this Agreement or any part thereof or the right of a Party to enforce each and every provision. No waiver of a breach of this Agreement shall be held to be a waiver of any other or subsequent breach. The failure of one Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.

13.8	Assignment

This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld.

13.9	Enurement

This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, receiver-managers, successors and permitted assigns.

13.10	No Beneficiaries

Except as expressly provided otherwise herein, this Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns and is not for the benefit of, nor may any provision in this Agreement be enforced by, any other Person.

13.11	Costs and Expenses

Each of the Parties shall be responsible for paying all costs and expenses incurred by them, respectively, in connection with the negotiation and preparation of this Agreement and related documentation, except as otherwise provided in Section and 5.5(b).

13.12	No Merger

Subject to the limitations expressly set forth in this Agreement, the covenants, representations, warranties and indemnities contained in this Agreement shall survive and shall not merge in any assignments, conveyances, transfers or other documents executed and delivered at or after the date hereof pursuant to this Agreement, notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

13.13	Counterpart Execution

This Agreement may be executed in one or more counterparts and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

13.14	Non-Recourse

This Agreement may only be enforced against, and any claims or causes of action that arise out of this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as parties hereto. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any Party hereto shall have any liability for any obligations or liabilities of any Party hereto under this Agreement.

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IN WITNESS WHEREOF the Parties have executed this Agreement on the date first written above.

KKR ALBERTA MIDSTREAM INC.

Per:	/s/ Illegible

SEMCANADA II, L.P., by its general partner SEMOPERATING G.P., L.L.C.

Per:	/s/ Illegible

SEMCAMS MIDSTREAM ULC

Per:	/s/ David Gosse